                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

   Filed by the Registrant /X/
   Filed by a Party other than the Registrant / /
   Check the appropriate box:
   / / Preliminary Proxy Statement
   /X/ Definitive Proxy Statement
   / / Definitive Additional Materials
   / / Soliciting Material Pursuant to Exchange Act Rule 14a-11(c) or 14a012

                             THE RAYMOND CORPORATION
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                (Name of Registrant as Specified In Its Charter)


                                 CATHY J. HAWKES
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                   Name of Person(s) Filing Proxy Statement)

   Payment of Filing Fee (Check the appropriate box):
   /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
       14a-6(i)(2).
   / / $500 per each part to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
   / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.
       1) Title of each class of securities to which transaction applies:

       -----------------------------------------------------------------------
       2) Aggregate number of securities to which the transaction applies;

      ------------------------------------------------------------------------
       3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      ------------------------------------------------------------------------
       4) Proposed maximum aggregate value of transaction:

       -----------------------------------------------------------------------
   / / Check box if any part of the fee is offset by Exchange Act Rule
       0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1) Amount previously paid:

       -----------------------------------------------------------------------
       2) Form, Schedule or Registration Statement No.

       -----------------------------------------------------------------------
       3) Filing Party:

       -----------------------------------------------------------------------
       4) Date Filed:

       -----------------------------------------------------------------------
- -------------------
Set forth the amount on which the filing fee is calculated and state how it was determined.

                            THE RAYMOND CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS

       We hope you will attend the Annual Meeting of Shareholders of The Raymond Corporation which will be held on Saturday, April 30, 1994 at 11:00 A.M., at the Greene Central High School, South Canal Street, Greene, New York. After the meeting we invite you to be our guest for lunch at The Raymond Corporation. Admittance to the luncheon will be through the entrance in the south parking lot opposite the Product Tent. The south parking is located between the factory and the Greene Central High School.

       IF YOU ARE PLANNING TO ATTEND THE MEETING AND/OR THE LUNCHEON, PLEASE INDICATE BELOW AND RETURN THIS CARD WITH YOUR PROXY.

   / /  I am planning to attend the meeting.
   / / I am also planning to stay for the luncheon following the meeting. Please make _________ reservations for me for lunch.

   _________________________________________________________________________
   SIGNATURE OF SHAREHOLDER

   _________________________________________________________________________
   ADDRESS


   _________________________________________________________________________

                             (THIS IS NOT A PROXY)

                          THE RAYMOND CORPORATION

                         PROXY FOR ANNUAL MEETING
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned appoints CHRISTIAN D. GIBSON, GEORGE G. RAYMOND, JR. and PAUL J. STERNBERG, and any one of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of THE RAYMOND CORPORATION to be held on Saturday April 30, 1994 at 11:00 A.M. in the Greene Central High School, South Canal Street, Greene, New York, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting.

       TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

       THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL (2):

   (1) The election of Directors
     / / FOR all nominees listed below         / / WITHHOLD AUTHORITY
         (except as withheld in the space          to vote for all nominees
         provided below)                           listed below

            JAMES F. MATTHEWS, JOHN E. MOTT AND ARTHUR M. RICHARDSON

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE THE
             NAME OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.)

                  (Continued and to be SIGNED on Reverse Side)

   (2) FOR / / AGAINST / / ABSTAIN / / the appointment of Ernst & Young as auditors for the year 1994.
   (3) In accordance with their judgment upon such other matters as may properly come before the meeting.

       WHERE A VOTE IS NOT SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL (2).

       The undersigned acknowledges receipt with this Proxy of the Notice of Annual Meeting and Proxy Statement dated March 30, 1994.
   Dated:__________________________ , 1994

                                  __________________________________________
                                           (SIGNATURE OF SHAREHOLDER)

                                  __________________________________________
                                           (SIGNATURE OF SHAREHOLDER)

                                  IMPORTANT: Please date this Proxy and sign exactly as your name(s) appear hereon. In signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title.
                                  When shares are in the names of more than one person, each should sign the Proxy.

                                  The Raymond Corporation
                                       P.O. Box 130
                                Greene, New York 13778-0130









                                       ----------

                               Notice of 1994 Annual Meeting
                                           and
                                     Proxy Statement

                                       ----------







                L


                O                       YOUR VOTE
                                      IS IMPORTANT

                                   Please sign and date
                                 your proxy and promptly
                G               return it in the enclosed
                                        envelope.




                O

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           to be held April 30, 1994


   To the Shareholders:

   Please Take Notice that the Annual Meeting of Shareholders of The Raymond Corporation (the "Corporation") will be held on Saturday, April 30, 1994 at 11:00 A.M. local time, in the Greene Central High School, South Canal Street, Greene, New York for the following purposes:

           (1) To elect three (3) Directors to serve for terms of three (3) years, and until their respective successors are elected and qualified;

           (2) To approve the appointment of auditors for the year 1994; and

           (3) To transact such other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on March 11, 1994 as the record date for the determination of shareholders of the Corporation entitled to notice of and to vote at the meeting, or any adjournment or adjournments thereof, and only shareholders of record at such time and date are entitled to notice of and to vote at the meeting.

   By Order of the Board of Directors,




   /s/ Paul J. Sternberg
- ---------------------------
   Paul J. Sternberg
   Secretary

   March 30, 1994




   In order to assure your representation at the meeting, please promptly date, sign and mail the enclosed Proxy, which is being solicited on behalf of the Board of Directors. A self-addressed return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose.

   Dear Shareholders,

       You are cordially invited to attend the Annual Meeting of Shareholders on Saturday, April 30, 1994 at 11:00 A.M. in the Greene Central High School, South Canal Street, Greene, New York.

       Mr. Christian D. Gibson, who joined the Company in 1943 and became a director in 1956, has decided not to stand for reelection as a director this year and will become Director Emeritus. We are grateful for his dedicated service as a Board member and his many contributions as a Raymond employee.

       We are pleased that Mr. James F. Matthews, President of The Matco Group, Incorporated, is a nominee for director for the first time.


   Very truly yours,


   /s/ George G. Raymond, Jr.
   ------------------------------
   George G. Raymond, Jr.
   Chairman of the Board

                                PROXY STATEMENT

   To the Shareholders of The Raymond Corporation:

       This Proxy Statement and the enclosed form of proxy will be mailed to shareholders on or about March 30, 1994 in connection with the solicitation of proxies by the Board of Directors of The Raymond Corporation (the "Corporation"), a New York corporation, to be used at the Annual Meeting of Shareholders to be held on Saturday, April 30, 1994 at 11:00 A.M. local time, in the Greene Central High School, South Canal Street, Greene, New York for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The Corporation's corporate headquarters are located at South Canal Street, P. O. Box 130, Greene, New York, 13778-0130.

       The form of proxy enclosed may be revoked at any time before it is voted by filing with the Secretary a written revocation or a proxy bearing a later date, or by attending and voting at the meeting. If a shareholder specifies on an effective proxy how it is to be voted on any of the business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made on an effective proxy, it will be voted by the persons named as proxy holders:

       FOR the election as directors of the Corporation of the three nominees for director for three-year terms, as listed under the caption "Election of Directors", and

       FOR the approval of the selection by the Board of Directors of Ernst & Young as auditors for the Corporation for the 1994 fiscal year.

       In the event other business is brought before the meeting, the enclosed proxy gives discretionary authority to the persons named therein to vote the shares represented by an effective proxy in accordance with their judgment.

       The election of directors will require the affirmative vote of a plurality of the votes cast, in person or by proxy, at the meeting. Abstentions and broker non-votes will not be counted as affirmative votes at the meeting.

       At the close of business on March 11, 1994, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 6,028,391 shares of the Corporation's common stock, each of which entitles the holder to one vote.

   Security Ownership of Management

       The following table sets forth, as of March 11, 1994, the number of shares of the Corporation's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table, and all directors and officers as a group, based upon information obtained from such persons:

- ------------------------------------------------------------------------------------------------------
                                                        Amount and Nature of Beneficial Ownership
                                                   ---------------------------------------------------
                                                   Sole Voting    Options
                                                   and            Exercisable    Other         Percent
   Name of Individual                              Investment     Within         Beneficial    of
   or Group                                        Power          60 days        Ownership     Class
   -----------------------------------------------------------------------------------------------------
   Ross K. Colquhoun ..........................      116,584         86,077           -0-        3.2%
   Christian D. Gibson ........................       32,802          6,640        37,980(2)     1.2%
   James F. Matthews ..........................          -0-            -0-           -0-           *
   John E. Mott ...............................        1,728          4,180           -0-           *
   Michael R. Porter ..........................        1,200          5,225           -0-           *
   George G. Raymond, Jr.......................      584,170            -0-       160,557(3)    15.9%
                                                                                  263,229(4)
   Arthur M. Richardson .......................          300          6,640           -0-           *
   Dr. M. Richard Rose ........................        5,994          6,640           -0-           *
   Daniel F. Senecal ..........................        1,400          6,640        37,980(2)        *
   Robert L. Tarnow ...........................        4,500          6,640           -0-           *
   Lee J. Wolf ................................        1,613          5,113         1,527(1)     3.3%
                                                                                   37,980(2)
                                                                                  160,557(3)
   James W. Davis .............................        3,000         28,550           604(5)        *
   Jerome R. Dinn .............................        3,763          5,800           -0-           *
   Margaret L. Gallagher ......................       10,301         26,850           -0-           *
   William B. Lynn ............................          -0-         30,436         9,382(1)     1.2%
                                                                                   37,980(2)
   All officers and directors as a group (19
     persons)..................................      768,180        258,681       474,420       23.6%
- ------------------------------------------------------------------------------------------------------

   * Indicates less than one percent ownership.

   (1) Shares held jointly with spouse.

   (2) Shares held in the Corporation's Profit Sharing Plans of which Messrs. Gibson, Senecal, Wolf and Lynn are trustees.

   (3) Shares held by the Raymond Foundation, of which Messrs. Raymond and Wolf are trustees.

   (4) Shares held in family trusts; Mr. Raymond is co-trustee.

   (5) Shares held in The Raymond Corporation Savings Plan as of 12/31/93.

   Security Ownership of Certain Beneficial Owners

       Based on filings with the Securities and Exchange Commission the following persons and institutions are known by the Corporation to beneficially own more than five percent of the outstanding shares of Common Stock of the Corporation:

- -------------------------------------------------------------------------------------------------------------------
                                     Name and Address of                             Shares Beneficially    % of
   Title of Class                    Beneficial Owner                                Owned(1)               Class
- -------------------------------------------------------------------------------------------------------------------
   Common Stock..................    The Huntington Trust Company, N. A.                  1,120,760(2)      18.6%
                                     41 South High Street, Suite 3400
                                     Columbus, Ohio 43287
- -------------------------------------------------------------------------------------------------------------------
   Common Stock..................    George G. Raymond, Jr.                               1,007,956(3)      16.7%
                                     Chairman of the Board
                                     The Raymond Corporation
                                     Greene, New York 13778-0130
- -------------------------------------------------------------------------------------------------------------------
   Common Stock..................    FMR Corp.                                              765,700(4)      12.7%
                                     82 Devonshire Street
                                     Boston, Massachusetts 02109
- -------------------------------------------------------------------------------------------------------------------
   Common Stock..................    Madeleine R. Young                                     507,204(5)       8.4%
                                     401 E. Linton Boulevard
                                     Apartment 629
                                     DelRay Beach, Florida 33483
- -------------------------------------------------------------------------------------------------------------------
   Common Stock..................    Pioneering Management Corporation                      336,050(6)       5.6%
                                     60 State Street
                                     Boston, Massachusetts 02114
- -------------------------------------------------------------------------------------------------------------------

   (1) Shareholder has sole voting and sole dispositive power unless otherwise indicated.
   (2) The Huntington Trust Company, N.A.("Huntington") reports sole voting power over 153,528 shares and no shared voting power; shared dispositive power over 1,120,760 shares. Huntington is the bank depository for various Raymond family-owned shares.
   (3) Includes 160,557 shares held by the Raymond Foundation, of which Mr. Raymond is a trustee. Includes 250,947 shares in family trusts of which Mr. Raymond, Madeleine R. Young and The Huntington Trust Company of Florida, N.A. are co-trustees and 12,282 shares in a family trust of which Mr. Raymond and Marine Midland Bank, N. A. are co-trustees. Mr. Raymond has shared voting and dispositive power over 423,786 shares.
   (4) FMR Corp. reports sole voting power over 534,300 shares and no shared voting power.
   (5) Includes 160,557 shares held by the Raymond Foundation, of which Mrs. Young is a trustee. Includes 250,947 shares in family trusts of which The Huntington Trust Company of Florida, N.A., Mrs. Young and George G. Raymond, Jr. are co-trustees. Mrs. Young reports shared voting and shared dispositive power over 411,504 shares.
   (6) Pioneering Management Corporation reports shared dispositive power over 336,050 shares.

   Election of Directors

       The Board of Directors is currently composed of 10 directors. The Board is divided into three classes as nearly equal in number as possible. At each Annual Meeting, directors constituting one class are nominated for election.

       Three (3) directors of the Corporation are to be elected at this meeting to serve for terms of three (3) years, and until their respective successors are elected and qualified.

       The shares represented by the enclosed proxy will be voted for the election of James F. Matthews, John E. Mott and Arthur M. Richardson unless authority to vote the shares for the election of directors is withheld. The Board of Directors believes that all nominees will be available and able to serve as directors. If for any reason any nominee becomes unavailable prior to the Annual Meeting to serve, it is expected that either (a) that the persons named in the proxy will vote for another nominee or nominees to be selected by the Board of Directors, or (b) that the number of directors will be reduced accordingly.

       The following table contains certain information as of March 11, 1994, with respect to the persons who have been nominated to serve three-year terms as directors and for the Corporation's other directors who are currently serving terms expiring in 1995 and 1996.

   Information Concerning Nominees for Election as
   Directors and Other Directors of The Raymond Corporation


- ----------------------------------------------------------------------------------------------------------
   Name,                                                                          Served      Expiration
   Business                                                                       as a        of
   Experience &                                                                   Director    Present
   Directorships                                                           Age    Since       Term
- ----------------------------------------------------------------------------------------------------------
   Nominees (3)
- ----------------------------------------------------------------------------------------------------------
                   James F. Matthews, President                            59
                   of The Matco Group, Incorporated,
   PHOTO           a diversified holding company;
                   Director, Brandt Technologies, Inc.







- ----------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------
   Name,                                                                          Served      Expiration
   Business                                                                       as a        of
   Experience &                                                                   Director    Present
   Directorships                                                           Age    Since       Term
- ----------------------------------------------------------------------------------------------------------
                   John E. Mott, Secretary-                                69     1974        1994
                   Raymond Industrial Equipment,
                   Limited; formerly Chairman of
    PHOTO          the Board, Raymond Industrial
                   Equipment, Limited; formerly
                   Vice President-International
                   Operations of the Corporation.





- ----------------------------------------------------------------------------------------------------------
                   Arthur M. Richardson, President,                          67     1984        1994
                   Richardson Capital Corporation;
                   formerly Chairman of the Board,
                   Security Norstar Bank; Director,
    PHOTO          Goulds Pumps, Inc.; Director,
                   Rochester Gas and Electric Corporation; Director,
                   Transmation Corp.;
                   Trustee, University of Rochester.


- ----------------------------------------------------------------------------------------------------------
   Other Directors (7)
- ----------------------------------------------------------------------------------------------------------
                   Ross K. Colquhoun, President                            63     1984        1995
                   and Chief Executive Officer of
                   the Corporation; Chairman,
                   G.N. Johnston Equipment Co. Ltd.;
    PHOTO          Chairman, Associated Material
                   Handling Industries, Inc.; formerly
                   President, G.N. Johnston Equipment
                   Co. Ltd.; President, Industrial Truck
                   Association.


- ----------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------
   Name,                                                                          Served      Expiration
   Business                                                                       as a        of
   Experience &                                                                   Director    Present
   Directorships                                                           Age    Since       Term
- ----------------------------------------------------------------------------------------------------------
                   Michael R. Porter, President,                           47     1989        1996
                   Nexus Corporation, greenhouse
                   manufacturer; formerly
                   President of Phiji Group, Inc.,
                   investment company; formerly
    PHOTO          President and General Manager,
                   Diversified Transmission Products,
                   Borg Warner Automotive Inc.;
                   formerly Vice President and General
                   Manager, Borg Warner Automotive
                   Transmission and Engine Components.


- ----------------------------------------------------------------------------------------------------------
                   George G. Raymond, Jr., Chairman                        72     1946        1996
                   of the Board of the Corporation;
                   Lifetime Trustee, Alfred University.


    PHOTO






- ----------------------------------------------------------------------------------------------------------
                   Dr. M. Richard Rose, Former                             61     1979        1996
                   President, Rochester Institute of
                   Technology; Director, Rochester Gas
    PHOTO          and Electric Corporation; Director,
                   Baldwin Technology Company, Inc.;
                   Director, Webcraft Technologies, Inc.;
                   Trustee, Roberts Wesleyan College.





- ----------------------------------------------------------------------------------------------------------


- ----------------------------------------------------------------------------------------------------------
   Name,                                                                          Served      Expiration
   Business                                                                       as a        of
   Experience &                                                                   Director    Present
   Directorships                                                           Age    Since       Term
- ----------------------------------------------------------------------------------------------------------
                   Daniel F. Senecal, President                            50     1988        1995
                   and Chief Executive Officer,
                   Werres Corporation.


    PHOTO






- ----------------------------------------------------------------------------------------------------------
                   Robert L. Tarnow, Chairman of                           69     1982        1995
                   the Board, Goulds Pumps, Inc.;
                   Director, Utica Mutual Insurance
                   Company; Director, Bausch and
    PHOTO          Lomb, Inc.; Director, Graham Corp.;
                   Trustee, Rochester Institute of
                   Technology.





- ----------------------------------------------------------------------------------------------------------
                   Lee J. Wolf, Consultant to the                          78     1973        1995
                   Corporation; formerly Senior Vice
                   President-Finance and Treasurer
                   of the Corporation, and formerly
    PHOTO          President, Raymond Leasing
                   Corporation; Director Emeritus,
                   Endicott Trust Company.


- ----------------------------------------------------------------------------------------------------------

       Unless otherwise indicated, the principal occupations of all the directors have been set forth for five years or more, except that certain of the directors have served their present employers in other executive capacities during such period. Mr. Raymond may be considered, because of his stock ownership, a "control person" of the Corporation.

   Compliance with Section 16(a) of the Exchange Act

       To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the 1993 fiscal year ended December 31, 1993 , all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

   Information Concerning The Organization and Compensation of the Board of Directors

       During 1993 there were 5 meetings of the Board of Directors of the Corporation. Committees of the Board include the Executive, Finance, Human Resource, Executive Compensation, Audit and Pension Plan Review Committees. There is no nominating committee. The nominating function is fulfilled by the Human Resource Committee.

       The Executive Committee presently has four members: Messrs. Colquhoun, Raymond, Richardson and Rose. The function of this committee is to act in place of the Board between Board Meetings in the event a matter requires immediate attention. This committee held two meetings in 1993.

       The Finance Committee presently has four members: Messrs. Richardson, Porter, Raymond and Wolf. The function of this committee is to review capital requirements and make recommendations to the Board of Directors with respect thereto. This committee held two meetings in 1993.

       The Human Resource Committee presently has four members: Messrs. Rose, Raymond, Richardson and Tarnow. The Committee has the responsibility of reviewing management practices and matters of employee relations, training programs and affirmative action. The Human Resource Committee held four meetings in 1993.

       The Executive Compensation Committee presently has three members:
   Messrs. Rose, Richardson and Tarnow. The Executive Compensation Committee reviews the Corporation's compensation philosophy and programs, sets compensation for the Chief Executive Officer and authorizes executive compensation to officers. It also is responsible for the administration of the Corporation's Stock Option Plan. The Executive Compensation Committee held three meetings in 1993.

       The Audit Committee presently has four members: Messrs. Mott, Porter, Richardson and Tarnow, none of whom are employees of the Corporation. The functions of the Audit Committee are to receive and review the audits of the Corporation's books by outside independent auditors, to monitor the internal audit function, to consider matters of accounting policy and to investigate and make a recommendation to the Board of Directors each year with respect to the appointment of independent auditors for the following year. This committee held two meetings in 1993.

       The Pension Plan Review Committee presently has five members: Messrs. Gibson, Mott, Porter, Senecal and Wolf. This Committee reviews the Pension Plan of the Corporation and makes recommendations to the Board with respect thereto. This committee held two meetings in 1993.

       Pursuant to the Bylaws of the Corporation, Mr. Colquhoun is an ex officio member of all committees of the Board except for the Audit Committee and the Executive Compensation Committee.

       During 1993, all incumbent directors attended 100 percent of the Board Meetings and meetings of committees on which they served.

   Director Compensation

       Directors who are not employees of the Corporation receive or are credited with the following fees: annual retainer, $12,000 per year; $800 for each Board meeting attended and $800 for each committee meeting attended with a maximum of one paid committee meeting fee per day.

       Christian D. Gibson and Lee J. Wolf are consultants to the Corporation. With many years of combined service to the Corporation as past employees and presently as directors, their expertise and knowledge are highly regarded. Mr. Gibson and Mr. Wolf are each paid a yearly consulting fee of $6,000. The Corporation considers the terms of Mr. Gibson's and Mr. Wolf's consulting agreements to be reasonable and to contain terms substantially similar to those the Corporation would have effected with unrelated parties. The consulting agreements expire December 31, 1994.

       Members of the Board of Directors participate in the Corporation's Stock Option Plan. The Plan provides each of the outside directors with automatic annual grants to purchase for up to ten years that number of shares of the Corporation's common stock equal to the average compensation paid to the non-employee directors divided by the fair market value per share on the date of the grant.

       Non-employee directors also may participate in the Corporation's Deferred Compensation Plan for Exempt Employees, which permits deferral of compensation and provides for interest at the prime rate on the amounts deferred. In 1993, Mr. Wolf participated in the Plan.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

       The Executive Compensation Committee is comprised of independent outside directors, Dr. M. Richard Rose, Chairman, Arthur M. Richardson and Mr. Robert L. Tarnow. The Committee establishes compensation policies and the compensation paid to the CEO and Executive Officers of the Corporation. The policies are designed to provide competitive and fair levels of compensation that integrate pay with the Corporation's annual and long-term performance goals, reward above average corporate performance, recognize individual and group initiatives and achievements, and assist the Corporation in attracting and retaining qualified executives.

       The compensation policies are designed to facilitate the Corporation's business goals of providing customers with quality products and services and shareholders and investors with a reasonable return on their investment. These policies include:

       An emphasis on variable and at risk compensation that is dependent upon the level of success in meeting specified individual and group goals.

       A significant amount of pay for senior executives in the form of long-term and at risk pay to focus attention on the long-term value of shareholder investment, and the balancing of short-term and long-term business goals.

       A component encouraging executives to become shareholders of the Corporation and in turn to promote identification with Corporation and shareholder interests.

       A total compensation program that reflects current market practices that will attract and retain a stable, successful management team.

       The key elements of the Corporation's executive compensation are base salary, annual cash incentives and long-term incentives in the form of stock options. Each is addressed separately below. The compensation program is reviewed annually by the Executive Compensation Committee and compared with other North American manufacturing companies of comparable sales volume, employment levels and product and service offerings, as well as with a broader group of the Standard & Poor's 500 companies.

   Base Salaries

       The Compensation Committee annually reviews each executive's base salary. Base salaries are targeted at the average for comparable North American manufacturing companies. Base salaries for executives are initially determined by evaluating the executive's level of responsibility, prior experience, breadth of knowledge, abilities, internal equity issues and external pay practices. Increases to base salaries are influenced by individual performance, market trends and the Corporation's financial position.

       The base salary for the Corporation's President & Chief Executive Officer, Ross K. Colquhoun, was reviewed in March of 1993 by the Executive Compensation Committee. In view of the Corporation's steady progress in meeting its business goals, a base salary increase of five percent for Mr. Colquhoun was authorized effective July 1993, which coincided with an all Corporation wage review. The Committee concluded Mr. Colquhoun has directly influenced the Corporation's steady and positive financial growth as well as the increased presence of Raymond products in domestic and international markets.

   Annual Incentives

       The annual incentive plan promotes the Corporation's pay for performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses. Annual bonus awards allow the Corporation to communicate specific goals of primary importance during the coming year and motivate executives to achieve these goals.

       The plan established by the Executive Compensation Committee in December 1992 for 1993, was based on a formula which relates pretax profits to the Corporation's net worth. The Executive Compensation Committee believes that a bonus based on these factors aligns the President & CEO's reward directly to shareholder investment value. A bonus of $100,935 was awarded to the President & CEO per the formula.

       An additional bonus of $57,260 was awarded by the Executive Compensation Committee to Mr. Colquhoun in 1993 based on his outstanding performance in leading the Corporation, and the Corporation's achievement of its financial goals.

   Long Term Incentives

       Long term incentives are provided pursuant to The Raymond Corporation Stock Option Plan.

       Stock options are a component of the compensation plan which are expected to provide executives with long term incentives and ones which are competitive within the labor market while being reflective of prior performance. This compensation element encourages executives to focus on the creation of shareholder long-term investment value and promotes equity ownership in the Corporation.

       In accordance with the plan, Mr. Colquhoun was awarded 21,350 non-qualified options at a value of $16.88 per share in 1993 for his performance. Additionally, Mr. Colquhoun received income from the exercise of options granted prior to 1993.

   Summary

       The Executive Compensation Committee believes that the compensation program for the President & CEO and corporate executives is appropriate given the Corporation's superior performance in 1993 and in consideration of compensation programs offered by comparable companies. The Executive Compensation Committee believes the annual performance pay is appropriately linked to individual performance, annual financial performance of the Corporation and shareholder value.


   Dr. M. Richard Rose, Chairman
   Arthur M. Richardson
   Robert L. Tarnow

   Executive Compensation

       The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation.

                           SUMMARY COMPENSATION TABLE

   --------------------------------------------------------------------------------------------------------------------------
                                               Annual Compensation                   Long Term Comp-
                                                                                     ensation Awards
   --------------------------------------------------------------------------------------------------------------------------
   (a)                           (b)     (c)          (d)         (e)                (g)                      (i)
   Name and
   Principal                                                      Other Annual       Securities Underlying    All Other
   Position                      Year    Salary($)    Bonus($)    Compensation($)    Options/SARS (#)         Compensation($)
   --------------------------------------------------------------------------------------------------------------------------
   Ross K. Colquhoun             1993    305,257      158,195          0             21,350                    10,853(1)(2)
   President
   & CEO                         1992    295,249       71,390          0             28,600                    9,013(1)

                                 1991    281,762       54,534          0             36,850                    8,399(1)
   --------------------------------------------------------------------------------------------------------------------------
   William B. Lynn               1993    132,789       68,042          0              8,200                    2,395(1)(2)
   Executive
   Vice President                1992    131,830       35,695          0             10,550                    1,579(1)

                                 1991    130,203            0          0             11,660                    1,270(1)
   --------------------------------------------------------------------------------------------------------------------------
   Jerome R. Dinn                1993    119,469       52,028          0              5,800                    2,528(1)(2)
   Vice President-
   Sales & Quality               1992    111,214       35,695          0              8,700                    1,619(1)

                                 1991    107,206            0     38,143(3)           4,300                    1,209(1)
   --------------------------------------------------------------------------------------------------------------------------
   Margaret L.                   1993    114,165       52,028          0              6,700                    1,882(1)(2)
   Gallagher
   Vice President-               1992    109,508       35,695          0              6,500                    1,286(1)
   Marketing
                                 1991    108,667            0          0              7,150                    1,225(1)
   --------------------------------------------------------------------------------------------------------------------------
   James W. Davis                1993    108,430       52,028          0              6,350                    2,423(1)(2)
   Vice President-
   Engineering                   1992    104,202       35,695          0             10,200                    1,187(1)

                                 1991    101,999            0          0             11,000                    1,004(1)

   (1) Insurance premiums paid for benefit of named executive.

   (2) Includes profit sharing amounts of $1,517 to Mr. Colquhoun, $685 to Mr. Lynn, $602 to Mr. Dinn, $561 to Ms. Gallagher and $1,022 to Mr. Davis.

   (3) Sales Commissions.

   Performance Graph

       The following performance graph compares the performance of the Corporation's Common Stock for the last five fiscal years to the Standard & Poor's 500 Index and the Value Line Machinery Peer Group, which consists of 33 companies.








                          GRAPH SUBMITTED VIA FORM SE








   Employment and Change in Control Agreements

       At the 1988 Annual Meeting, shareholders ratified an employment agreement entered into by the Corporation with Ross K. Colquhoun, (the "Employment Agreement"), the President and Chief Executive Officer of the Corporation. Pursuant to the Employment Agreement, in addition to being entitled to participate in benefits generally available to executive officers, after Mr. Colquhoun's retirement at age 65 he will be entitled to receive during his lifetime, a supplemental annual pension payment of 40% of his then most recent base salary or may elect to receive an equivalent total benefit with actuarially reduced payments payable during his lifetime and that of his surviving spouse. The Corporation has purchased a whole life insurance policy with rights of conversion to an annuity contract to fund such benefits at age 65. If Mr. Colquhoun retires after age 62 but before age 65 with the approval of the Board of Directors, he will be entitled to a supplemental pension benefit in an amount equivalent to the annuity which can be provided under said policy at the date of retirement.

       The Employment Agreement is terminable by either party at any time. If Mr. Colquhoun resigns prior to a change in control, other than because of a material breach of the Employment Agreement by the Corporation, or if he is terminated by the Corporation for cause, or as a result of death or permanent disability, he will not be entitled to further compensation. If (other than following a change in control) Mr. Colquhoun resigns as a result of a material breach of the Employment Agreement or is terminated without cause, he will be entitled to receive his current salary and benefits for one year. Such amounts and benefits will be reduced by compensation or benefits received by Mr. Colquhoun from other employment, but he will receive at least six monthly payments of salary. "Cause" is defined as a material misappropriation of funds or property, unreasonable and persistent neglect of or refusal to perform his duties, or conviction of a felony.

       If Mr. Colquhoun's employment is terminated after a change in control by the Corporation, without cause, or by Mr. Colquhoun within twenty-four months after a change in control (other than when he is over age 65), Mr. Colquhoun or his estate will be entitled to receive an amount payable in 36 monthly installments equal to 2.99 times his average compensation for the five years preceding the change in control subject to limitations on excess parachute payments in the Internal Revenue Code. In addition, the Corporation will continue his insurance benefits for three years and will purchase an annuity contract to fund his supplemental pension benefit as though he had retired at age 65.

       The Corporation has Executive Agreements with James W. Davis, Jerome
   R. Dinn, Margaret L. Gallagher and William B. Lynn. The agreements provide, in the event of a change in control of the Corporation, for the continuation of employment of the executive for a period of three years at salary and benefit levels not less than that which existed immediately prior to the change in control. In the event of termination of employment without cause during this three-year period, the executive's salary and benefits continue for the remainder of the three-year period, reduced by salary and benefits earned in subsequent employment.

       The following table shows, as to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation, information about option grants in the last fiscal year under the Corporation's Stock Option Plan.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Potential Realizable Value At
                                                                                                   Assumed Annual Rates of
                                                                                                   Stock Price Appreciation
                                                         Individual Grants                         For Option Term
- ---------------------------------------------------------------------------------------------------------------------------------
   (a)                               (b)           (c)                   (d)         (e)           (f)             (g)
                                     Number of
                                     Securities
                                     Underlying    Percent of
                                     Options/      Total Options/SARs    Exercise
                                     SARs          Granted to            or Base
                                     Granted       Employees in          Price       Expiration
   Name                              (#)           Fiscal 1993           ($/SH)      Date              5%($)(1)        10%($)(1)
- ---------------------------------------------------------------------------------------------------------------------------------
   Ross K. Colquhoun                 21,350(2)     31.2%                 $16.88      3/04/03       $226,737        $574,529
- ---------------------------------------------------------------------------------------------------------------------------------
   William B. Lynn...............     8,200(2)            12.0            16.88       3/04/03         87,084          220,662
- ---------------------------------------------------------------------------------------------------------------------------------
   Jerome R. Dinn................     5,800(2)             8.5            16.88       3/04/03         61,596          156,078
- ---------------------------------------------------------------------------------------------------------------------------------
   Margaret L. Gallagher.........     6,700(2)             9.8            16.88       3/04/03         71,154          180,297
- ---------------------------------------------------------------------------------------------------------------------------------
   James W. Davis................     6,350(2)             9.3            16.88       3/04/03         67,437          170,879
- ---------------------------------------------------------------------------------------------------------------------------------

   (1) The assumed annual rates of appreciation of five and ten percent would result in the price of the Corporation's common stock increasing to $27.50 and $43.79, respectively, from the $16.88 market price on the date of grants. Over the last 10 years, the market price of the Corporation's stock has increased at a compounded annual rate of 2.1%.

   (2) Stock options granted on March 5, 1993 under the Corporation's Stock Option Plan. Options became fully exercisable on March 5, 1994.

       The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the Chief Executive Officer and the four most highly compensated executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                      AND
                       FISCAL YEAR-END OPTION/SAR VALUES


- ---------------------------------------------------------------------------------------------------------------------------------
   (a)                               (b)             (c)            (d)                                (e)
                                                                    Number of Securities Underlying    Value of Unexercised
                                     Number of                      Unexercised Options/SARs at        In-The-Money
                                     Securities                     December 31, 1993                  Options/SARs
                                     Underlying                             (Shares)                   At December 31, 1993 (1)
                                     Options/SARs    Value          ------------------------------------------------------------
   Name                              Exercised(#)    Realized($)    Exercisable     Unexercisable      Exercisable    Unexercisable
- ---------------------------------------------------------------------------------------------------------------------------------
   Ross K. Colquhoun                 60,173          $407,258       64,727          21,350             $364,455       $ -0-
- ---------------------------------------------------------------------------------------------------------------------------------
   William B. Lynn                   23,724           179,115       22,236           8,200               15,831        -0-
- ---------------------------------------------------------------------------------------------------------------------------------
   Jerome R. Dinn                    13,000           119,369          -0-           5,800                  -0-        -0-
- ---------------------------------------------------------------------------------------------------------------------------------
   Margaret L. Gallagher             10,500            46,563       20,150           6,700              134,672        -0-
- ---------------------------------------------------------------------------------------------------------------------------------
   James W. Davis                       -0-               -0-       22,200           6,350              150,963        -0-
- ---------------------------------------------------------------------------------------------------------------------------------

   (1) Computed based upon the difference between aggregate fair market value on December 31, 1993 and aggregate exercise price.

   Pension Plans

       The Corporation has trusteed non-contributory defined benefit pension plans. All present U. S. employees over age 21 who have one or more years of service and who became employees prior to age 60 and Canadian employees with more than three months of service are eligible under these plans. A total of 1,158 employees participated in 1993.

       Estimated annual pensions at age 65, the assumed normal retirement age, for representative years of benefit service are as follows:

- ------------------------------------------------------------------------------
   Highest
   Consecutive
   Three Year Average               Years of Credited Service (2)
                         ----------------------------------------------------
     Remuneration (1)      15         20         25         30          35
- ------------------------------------------------------------------------------
        $100,000         $ 9,941    $13,255   $16,569    $ 19,883    $ 23,197
         200,000          19,883     26,510    33,138      39,766      46,393
         300,000          29,824     39,766    49,707      59,648      69,590
         400,000          39,766     53,021    66,276      79,531      92,786
         500,000          49,707     66,276    82,845      99,414     115,983
         600,000          59,648     79,531    99,414     119,297     139,180
- ------------------------------------------------------------------------------

   (1) The average annual earnings (salary and bonus) shown in the Summary Compensation Table for Messrs. Colquhoun, Lynn, Dinn, Ms. Gallagher and Mr. Davis approximates covered compensation under the plan.

   (2) The years of credited service for individuals listed in the Summary Compensation Table are 6 years for Mr. Colquhoun; 19 years for Mr. Lynn; 4 years for Mr. Dinn, 17 years for Ms. Gallagher, and 5 years for Mr. Davis.

       Pension benefits are computed on a straight life annuity basis for representative years of benefit service and are not subject to any deduction for Social Security or other offset amounts.

   Certain Relationships and Related Transactions

       Ross K. Colquhoun, the President and Chief Executive Officer of the Corporation, is Chairman of the Board of G.N. Johnston Co. Ltd. ("Johnston") and of Associated Material Handling Industries, Inc. ("Associated"), both dealers of the Corporation's products. Mr.
   Colquhoun also owns, indirectly through a wholly-owned corporation, 26 percent of the outstanding stock of each of these companies. The Corporation owns 45 percent of the outstanding stock of Johnston and 47 percent of the outstanding stock of Associated. The remainder is owned by executives of these companies. Prior to becoming the Corporation's President and Chief Executive Officer in 1987, Mr. Colquhoun was President of Johnston, the exclusive dealer of the Corporation's products in Canada. The Corporation's sales to Johnston and Associated, which aggregated $35,291,000 in 1993, were made in the ordinary course of business and on the Corporation's standard terms for dealers.

       Pursuant to the terms of his employment agreement, Mr. Colquhoun had a loan from the Corporation which outstanding balance of $200,000 plus interest was repaid in its entirety on March 22, 1993.

       Pursuant to the terms of his employment agreement, George G. Raymond, Jr. has an interest free loan from the Corporation of $150,252, which was the balance outstanding at March 11, 1994 and which also was the maximum outstanding in 1993.

       The Corporation, through a wholly-owned Canadian subsidiary, has made advances to Johnston at variable interest rates. Advances were made with funds earned in Canada by the Corporation. The balance at December 31, 1993, which also was the maximum amount outstanding in 1993, was $1,578,000.

       Pursuant to agreements among the Corporation and the shareholders of Johnston and Associated, respectively, the Corporation is obligated to purchase for adjusted book value, as defined in the agreements entered into in 1968 and 1980, the shares of the other shareholders, including Mr. Colquhoun, when they cease to be officers, directors or employees of Johnston or Associated.

       Daniel F. Senecal, a director of the Corporation, is the President, Chief Executive Officer, Director and 36 percent shareholder of Werres Corporation, a dealer of the Corporation's products. The Corporation's sales to Werres Corporation, which aggregated $4,765,000 in 1993, were made in the ordinary course of business and on the Corporation's standard terms for dealers. In addition, the Corporation paid Werres Corporation

   $640,000 in 1993 for agency and service fees with respect to sales and deliveries by the Corporation to certain customers.

       Pursuant to a Shareholder Agreement effective October 1, 1987 among Stephen S. Raymond, Raymond Sales Corporation and Raymond Handling Concepts Corporation, which is a Raymond dealership in California ("RHC"), in 1990, Stephen S. Raymond exercised an option and purchased a 26 percent interest in RHC for the sum of $266,235. Stephen S. Raymond is the son of George G. Raymond, Jr., Chairman of the Board of the Corporation.

       The Corporation maintains officers' and directors' indemnification insurance with Chubb Group (Federal Insurance Company), which it renewed in 1993 at an annual premium expense of $55,000.

            PROPOSAL TO APPROVE APPOINTMENT OF INDEPENDENT AUDITORS

       The Board of Directors recommends shareholder approval of the Board's action in appointing Ernst & Young as independent auditors of the Corporation and its subsidiaries for the year 1994. Ernst & Young, formerly known as Ernst & Whinney, has served as auditors for the Corporation for 16 years, and based upon a review by the Audit Committee of the Board of Directors of Ernst & Young's performance and fees, the Audit Committee recommended to the Board of Directors their retention for 1994. Accordingly, the following resolution will be offered at the
   Meeting:

          "RESOLVED, that the appointment by the Board of Directors of The Raymond Corporation of Ernst & Young as auditors of the Corporation and its subsidiary companies for the fiscal year ending December 31, 1994, is hereby approved."

       Representatives of the firm of Ernst & Young will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

       The Annual Report of the Corporation, including audited financial statements for the year 1993, accompanies this Proxy Statement or has been previously mailed to shareholders.

                                 OTHER MATTERS

       The Board of Directors knows of no other matters to be presented at the Meeting. If other matters properly come before the Meeting the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

         SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING OF SHAREHOLDERS

       In order for shareholder proposals for the 1995 Annual Meeting of Shareholders to be eligible for inclusion in the Corporation's Proxy Statement, they must be received by the Corporation at its principal office (South Canal Street, Greene, New York, 13778) prior to November 29, 1994.

                              COST OF SOLICITATION

       This solicitation is made on behalf of the Board of Directors of the Corporation. The cost of solicitation of proxies in the accompanying form will be paid by the Corporation. The Corporation will also, pursuant to regulations of the Securities and Exchange Commission, make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to solicitation by use of the mails, certain directors, officers and employees of the Corporation may solicit the return of proxies by telephone, telegram, or personal interviews. The Corporation has retained Morrow & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay approximately $3,500 in fees for the solicitation of proxies to such firm, plus reimbursement of expenses.

                                         By Order of the Board of Directors



                                         /s/ Paul J. Sternberg
                                         ------------------------------
                                         Paul J. Sternberg
                                         Secretary

   Greene, New York
   March 30, 1994

                            The Raymond Corporation
                                    Contents

   Financial Highlights..................................................   1
   Letter to the Shareholders............................................   2
   Review of Operations..................................................   3
   Financial Summary: Current and Ten Year...............................  10
   Management's Discussion & Analysis....................................  12
   Financial Statements..................................................  18
   Notes to Financial Statements.........................................  24
   Directors' Affiliations and Committees................................  33
   Officers..............................................................  34
   Subsidiaries and External Services....................................  34
   The Raymond Dealer Network............................................  35

   Form 10-K Availability                  Notice of Annual Meeting
   A copy of The Raymond Corporation's     The Annual Meeting of Shareholders
   Annual Report to the Securities and     of The Raymond Corporation will be
   Exchange Commission (Form 10-K) may     held Saturday, April 30, 1994 at
   be obtained at no charge to any         11 a.m. in the Greene Central High
   shareholder, by writing to:             School, South Canal Street,
   The Raymond Corporation                 Greene, New York 13778.
   Shareholder Relations Dept.
   P.O. Box 130
   Greene, New York 13778-0130

                              Financial Highlights

                                                        1993         1992
                                                    -------------------------
   Annual Data
   Total Revenues.................................. $171,949,285 $148,733,352
   Net Income......................................    5,006,813    3,961,006
   Net Income Per Share............................          .83          .66
   Orders Received.................................  181,648,721  138,308,617
   Order Backlog...................................   52,296,732   31,919,295

   Year End Data
   Total Assets....................................  190,748,702  153,843,665
   Manufacturing Working Capital...................   68,825,175   39,322,454
   Manufacturing Current Ratio.....................     4.4 to 1     3.1 to 1
   Long Term Obligations...........................   81,509,500   47,875,776
   Shareholders' Equity............................   73,052,713   69,447,327
   Book Value per Common Share.....................        12.12        11.55
   Ratio of Long Term Obligations to Total Capital.     .53 to 1     .41 to 1
   Number of Shareholders of Record................        2,523        2,671
   Number of Employees.............................        1,195        1,120
   Revenues per Employee...........................      143,891      132,798
   Number of Shares Outstanding....................    6,028,391    6,012,028

   To Our Shareholders

   These are exciting times at The Raymond Corporation. Our success in providing our customers with products designed to be "right from the first day" is paying off and reaffirming our position of leadership in our industry.

   Our focus for 1993 was growth, stability and profit through the introduction of cost effective efficiencies in manufacturing, continued product development and expanded distribution in North America and around the globe.

   New robotic work cells, the introduction of laser cutting technologies and the latest machining centers have improved capacity and significantly reduced cost in material and assembly.

   The new EASi Reach and Orderpicker trucks were received enthusiastically by our customers and their success is reflected in additional market share, record order entry levels and record backlog for Raymond.

   The combination of cost reduction and the growth in sales has produced the opportunity for our continued profitability.

   Raymond technology, design and manufacturing expertise and efficiency is receiving notice around the world. Our marketplace now includes Europe, Singapore, Mexico and Australia. Our new distribution partners are experiencing great initial success with our products in these new markets.

   Our commitment to change and improvement continues. As we move forward our new capabilities will help us anticipate and exceed the expectation of our customers and for ourselves as we refine, energize and grow our business.


   Ross K. Colquhoun
   President and Chief Executive Officer


   George G. Raymond, Jr.
   Chairman of the Board







                  PHOTO                                   PHOTO







            Ross K. Colquhoun                     George G. Raymond, Jr.
   President, Chief Executive Officer &           Chairman of the Board
                 Director

                              Review of Operations

   Our success in growing our business has been in taking charge of our own future. We will continue to deliver on our commitment to customer satisfaction and remain a dominant force in our industry.

   We emphasize four areas in re-engineering our future - ongoing development of products that exceed our customers' expectations, enhanced distribution, becoming an active world supplier through strategic partnerships and continuous improvements in our manufacturing processes. Each has equal importance for building on our growth in 1993.

   Technology is the building block for new product development and growth in market share. Raymond continues to build on the success of its new lift truck controls technology by using the technology to respond to the needs of our customers. The result is products that are affordable, productive, ergonomically advanced and designed for ease of maintenance.

   Orders received for 1993 were a record $182 million. There was significant growth in orders for Raymond products as well as growth in orders for trucks built for Material Handling Associates, Inc. and B.T. Industries AB ("BT"), two companies for which Raymond manufactures products for distribution in North America and Europe, respectively.

   Concurrent product development made it possible for Raymond to make a number of significant product introductions in 1993, further differentiating Raymond products from those of narrow aisle competitors.

   Raymond introduced a new generation of reach trucks with the launch of the new EASi series Reach-Fork(Reg) truck in June featuring Ergonomically Advanced Systems with the Intellidrive(Reg) control system. The EASi Reach offers customers the benefits of affordability, productivity, operator comfort, and maintainability. Comfortable, simultaneous function controls minimize at risk movements, and digital displays provide real-time information to the operator.









                                     PHOTO









   Denise Dedrick operates a semi-automatic insertion machine used to populate circuit boards. The process improves quality, increases productivity and conducts in-circuit tests at the component level.

   Raymond also introduced regenerative braking to allow recycling of energy back into the battery, improving overall efficiency while extending component life. The truck also has an innovative motor impeller design, ensuring a superior air flow system which improves component life and further enhances operator comfort. Raymond introduced both 36 volt and 24 volt EASi Reach models in 1993.

   With the launch of the new EASi Reach, Raymond also introduced SMARTi (TM), the System Management and Recording Tool for Intellidrive(Reg) control systems, a new operations management tool offered exclusively by Raymond.

   Order picking operations require flexibility and adaptability to a customer's changing needs. That's why Raymond launched the EASi
   Orderpicker in September. EASi Orderpickers have the unique ability to be field-modified to suit the changing needs of customers. Options that can be field-installed include the intelliguide (TM) wire or rail guidance systems, the advanced intellispeed (TM) system, SMARTi, and conversion from 24 to 36 volts.

   With lift heights up to 60 feet, the Raymond(Reg) SRT Model 589 now also features a new design for both the operator envelope and the steering control system. The operator-up truck is used in very narrow aisle applications, offering full capacity and full speeds at all heights. The ergonomically designed operator envelope features bidirectional controls. Reduced fatigue and easier maneuverability result from an all-new electronic steering system.

   Two new Walkies were introduced this year. The 4,000 and 8,000 pound models are designed to help increase productivity in grocery, retail, general and refrigerated warehousing and paper industries. We now offer a full range of transistor-controlled 4,000, 6,000 and 8,000 pound Walkies. As a result of our efforts in 1993, customers will benefit from the 1994 introduction of an ergonomically advanced control handle on all Raymond Walkies.

   Customer acceptance of these new products has been gratifying and is reflected in the record order entry rates. These customers know Raymond is the recognized








                                     PHOTO








   This new Walkie handle is designed to match the natural, ergonomically-neutral position of the hands.

   leader for delivering quality. In that spirit, Raymond has developed the CCA (Continuing Customer Audit) Program, a direct link with customers designed to address their concerns and solicit their ideas about continuously improving Raymond products. This ensures Raymond consistently delivers on its promise - right from the first day.

   Raymond's success in the marketplace has translated into increased profitability for the Company. The EASi products are designed for manufacturability, and design improvements can be quickly and easily incorporated through the controls technology, resulting in increased margins.

   Others have recognized Raymond's achievements in new product design and development. UnIPEG, the University Industry Public Partnership for Economic Growth, presented Raymond with its first annual Golden Technology Award. The award was given for excellence in the processes and product development of the EASi Swing-Reach(Reg) truck.







                                     PHOTO







   Raymond has introduced a new level of performance for reach trucks, offering customers an unprecedented elevated height of 400 inches with impressive capacities.









                                     PHOTO








   H. Graham Jones, Executive Director, New York State Science and Technology Foundation (left) and E. Kay Adams, Executive Director of UnIPEG (right) present the Golden Technology Award to Mike Ward, Jim Davis and Dave Radley of Raymond.

                                     PHOTO






   The new reach truck attachment robotic cell in Brantford is fully automated and features automatic part recognition and flexibility to do a variety of weldments, saving time and money.



   1993 was an extremely busy and successful year, both at Raymond/Brantford and at the Greene manufacturing facility, as record numbers of orders were both received and shipped. We are increasing output by continuing to implement work cells and flow manufacturing, eliminating non-value added processes, and building quality into the products in the manufacturing methods.

   The Corporation's commitment to continuous improvement at the Brantford facility continued unabated, with the installation of a unique robotic cell that automatically welds the mast attachments for all reach trucks. This latest acquisition along with plans to expand the plant during the first half of 1994, will further enhance Raymond/Brantford's position as one of the most modern and efficient forklift manufacturing plants in the world.

   In Greene we have added a laser cutting machine to significantly reduce the cost and cycle time of flame cutting, while adding flexibility and improved quality to the process. Processes that used to take hours are now accomplished in just minutes. In addition, a new Monarch machining center enables us to improve our mast upright work cell's efficiency and quality. The Orderpicker and Swing-Reach(Reg) truck lines now operate as continuous flow assembly lines.

   Quality is not an "extra." Customers today expect, and will receive from Raymond, products that are right from the first day.






                                     PHOTO





   Raymond produces masts of consistently higher quality with reduced cycle times in the new mast upright work cell in Greene.

                                     PHOTO































   The laser cutting machine produces quality parts with significantly reduced time to complete the process.

                                     PHOTO







   More than 40 Raymond instructors, including President & C.E.O. Ross Colquhoun, devote their time to the D.A.R.T. program for Raymond salespeople.



   Investing in D.A.R.T., the Dealer Alliance for Recruiting and Training, results in profits for the Corporation and Dealers both now and in the future. Raymond is working aggressively to expand and enhance the distribution system. One-third of the sales force has now been trained through D.A.R.T.

   Several Dealer transitions further strengthened the Network, offering opportunities to consolidate and grow in several key markets.

   The National Accounts program is growing. Our target companies are the large market leaders with high visibility in their industries who are capable of proving consistently high annual purchase volumes. We have been successful in expanding our customer base with these key national accounts.

   Growth in our distribution system to reach new global markets continues and the results have been exciting. Shipments to BT Industries, a strategic European partner, of the Swing-Reach(Reg) truck are growing steadily. The Dealerships in Mexico and Australia are serving areas of growing opportunity. Raymond also has signed an agreement with Goldbell appointing the Singapore company a Raymond Dealer.

   Raymond also has agreed to supply Orderpickers to Jungheinrich, a German company. The products will be marketed under their name.

   As Raymond products gain world recognition, opportunities continue to develop to further expand our distribution to international markets.

   Your Company also has restructured its balance sheet and improved its financial strength during 1993 by the issuance of $57.5 million of Subordinated Convertible Debentures. Some of the benefits realized include: extension of the maturity on Company indebtedness, reduction in interest rates and availability of cash to finance international expansion, product development and increased distribution for North America.

   Should conversion of the debentures into common stock at some future date take place, the capitalization of The Raymond Corporation would be favorably and dramatically changed. Your Company's net worth would increase and its debt simultaneously decrease, providing a bigger and stronger financial base upon which to support our planned growth.

   Raymond's leadership and innovation in creating a full new line of ergonomically advanced lift trucks which are microprocessor-controlled and programmable to a customer's specific needs represents the most significant development in today's materials handling industry.








                                     PHOTO









   European customers now enjoy the benefits of Raymond design and technology found in the Swing-Reach truck produced for European distribution by BT.












                                     PHOTO









   Mentor Tom Barker watches Raymond apprentice Stephanie Alger conduct an in-circuit testing operation.

   With these accomplishments, Raymond commands a position of leadership in the narrow aisle materials handling marketplace. But we recognize that the journey is ongoing if we intend to continue to grow the Company in a number of ways.

   In that spirit, Raymond became a national pilot program for the Cornell University Youth Apprenticeship Program. In its third year, the program offers opportunities for students and their Raymond mentors to grow in skills and understanding of what tomorrow's workplace will need to successfully compete.

   Education and training beyond their primary area of expertise adds value and growth to our workforce. To this end, Raymond provides employees the opportunity to pursue both undergraduate and advanced degrees through the Raymond Tuition Assistance Program. Beyond the education in their field of expertise, employees grow in ways that give them greater job satisfaction and a renewed enthusiasm for their field of study.

   Record sales for the year 1993 were achieved at the Parts Distribution Center and a new monthly sales record was established in October.

   In April, the Parts Distribution Center began a Distribution Requirements Planning (DRP) program and finished the training by summer's end. Focusing on continuous improvement, employees can now identify areas for improvement while forming Small Group Improvement Activities (SGIA's). Helping to identify problems and find solutions, the SGIA process has proven to be a useful tool.

   Implementation of the new warehouse system by the Parts Distribution Center was a major project in 1993. The new system includes state-of-the-art conveyor systems and intellipick(Reg) software and hardware with bar code identification. New fork trucks were also added to make the warehouse operation more efficient and a showplace for Raymond Dealers and customers.

   Raymond has expanded environmental and recycling programs in 1993, continuing our tradition of environmental awareness which began many years ago - long before many companies even considered such measures. A process is in place which allows Raymond to recycle previously landfilled waste materials. Recycled products include fluids, steel, glass, aluminum, plastic and paper.

   One final area of growth is difficult to measure, but exciting to observe
   - it is the growing enthusiasm among Raymond employees that the ideas, efforts and energy of recent years are resulting in growth and prosperity for the Company.

Financial Summary: Current and Ten Year
The Raymond Corporation and Subsidiaries

(Dollars in thousands, except per share data)

Years ended December 31,                         1993        1992         1991         1990         1989
- --------------------------------------------------------------------------------------------------------
Summary of Operations
  Net sales, leasing and rental revenues     $169,489    $146,662     $138,824     $145,525     $163,541
  Other income                                  2,460       2,071        1,871        1,823        1,770
                                             -----------------------------------------------------------
  Total revenues                              171,949     148,733      140,695      147,348      165,311
                                             -----------------------------------------------------------
  Cost of sales and rentals                   127,911     109,716      109,180      109,953      130,752
  Expenses                                     31,282      27,586       28,725       28,930       29,890
  Interest expense:
    Lease financing                             3,044       3,391        3,590        3,792        3,502
    Other                                       1,765       1,567        2,032        2,151        2,651
                                             -----------------------------------------------------------
  Total costs and expenses                     164,002    142,260      143,527      144,826      166,795
                                             -----------------------------------------------------------
                                                 7,947      6,473       (2,832)       2,522       (1,484)
  Income tax expense (benefit)                   3,202      2,664         (930)       1,092         (506)
                                             ------------------------------------------------------------
  Income (loss) before equity in earnings of
    unconsolidated investees                     4,745      3,809       (1,902)       1,430         (978)
  Net equity earnings _ unconsolidated
    investees                                      262        152          377          503        1,374
                                             -----------------------------------------------------------
  Income (loss) from continuing operations       5,007      3,961       (1,525)       1,933          396
  Income (loss) from discontinued operations         _          _            _            _       (1,616)
                                             ------------------------------------------------------------
  Net income (loss)                             $5,007     $3,961      $(1,525)      $1,933      $(1,220)
                                             ===========================================================

- --------------------------------------------------------------------------------------------------------
Statistical Information
  Per common share:
    Income from continuing operations             $.83       $.66        $(.25)        $.32         $.07
    Net income                                     .83        .66         (.25)         .32         (.20)
    Cash dividends                                   _          _            _            _          .35
    Book value                                   12.12      11.55        11.33        11.57        11.25
  Weighted average number of shares
      outstanding                            6,023,473  6,010,667    6,009,184    6,009,024    6,006,060
  Cash dividends                                    $_         $_           $_           $_       $2,117
  Order backlog                                 52,297     31,919       31,430       29,673       38,442
  Net income from continuing operations as % of
    total revenues                                 2.9        2.7         (1.1)         1.3           .2
  Net income as % of average shareholders'
    equity                                         7.0        5.8         (2.2)         2.8         (1.8)

- --------------------------------------------------------------------------------------------------------
Financial Position
  Working capital                              $82,917    $49,000      $31,259      $30,535      $27,412
  Total assets                                 190,749    153,844      152,443      153,008      156,672
  Long-term obligations                         81,510     47,876       39,128       35,571       31,913
  Shareholders' equity                          73,053     69,447       68,099       69,530       67,544

Financial Summary: Current and Ten Year
The Raymond Corporation and Subsidiaries

(Dollars in thousands, except per share data)

Years ended December 31,                        1988        1987        1986         1985         1984         1983
- --------------------------------------------------------------------------------------------------------------------
Summary of Operations
  Net sales, leasing and rental revenues     $151,920    $126,011    $124,929     $115,242     $108,782      $78,569
  Other income                                  1,191         838       1,605        1,604        2,047        1,574
                                             -----------------------------------------------------------------------
  Total revenues                              153,111     126,849     126,534      116,846      110,829       80,143
                                             -----------------------------------------------------------------------
  Cost of sales and rentals                   121,224      97,180      92,594       77,530       72,264       57,098
  Expenses                                     26,575      25,018      22,510       23,293       20,187       17,901
  Interest expense:
    Lease financing                             3,607       3,431       2,489        2,939        2,503        2,043
    Other                                       1,400         411         703          628          907        1,229
                                             -----------------------------------------------------------------------
  Total costs and expenses                    152,806     126,040     118,296      104,390       95,861       78,271
                                             -----------------------------------------------------------------------
                                                  305         809       8,238       12,456       14,968        1,872
  Income tax expense (benefit)                   (181)       (624)      3,201        4,779        5,934          636
                                             -----------------------------------------------------------------------
  Income (loss) before equity in earnings of
    unconsolidated investees                      486       1,433       5,037        7,677        9,034        1,236
  Net equity earnings _ unconsolidated
    investees                                     943         930         973          556          482          725
                                             -----------------------------------------------------------------------
  Income (loss) from continuing operations      1,429       2,363       6,010        8,233        9,516        1,961
  Income (loss) from discontinued operations      282         261         217         (455)         169            _
                                             -----------------------------------------------------------------------
  Net income (loss)                            $1,711      $2,624      $6,227       $7,778       $9,685       $1,961
                                             =======================================================================

- ---------------------------------------------------------------------------------------------------------------------
Statistical Information
  Per common share:
    Income from continuing operations            $.24        $.39       $1.01        $1.39        $1.62         $.34
    Net income                                    .29         .44        1.04         1.32         1.65          .34
    Cash dividends                                .47         .47         .47          .47          .45          .40
    Book value                                  11.65       11.63       11.53        11.08        10.38         9.32
  Weighted average number of shares
      outstanding                           5,994,208   5,987,681   5,967,140    5,908,328    5,870,796    5,786,628
  Cash dividends                               $2,821      $2,815      $2,796       $2,760       $2,647       $2,318
  Order backlog                                46,427      42,655      33,157       40,050       26,110       25,901
  Net income from continuing operations as % of
    total revenues                                 .9         1.9         4.7          7.0          8.6          2.4
  Net income as % of average shareholders'
    equity                                        2.5         3.8         9.3         12.3         16.9          3.6

- ---------------------------------------------------------------------------------------------------------------------
Financial Position
  Working capital                             $41,268     $53,807     $46,107      $45,006      $52,419      $47,944
  Total assets                                169,476     156,684     128,129      130,085      117,169      102,688
  Long-term obligations                        36,428      39,943      24,462       30,969       25,739       26,022
  Shareholders' equity                         69,803      69,616      68,828       65,471       60,962       53,908

Management's Discussion and Analysis of
Financial Condition and Results of Opertions
The Raymond Corporation and Subsidiaries

Overview

The Company operates predominantly in one business segment, that being the design, manufacture, sale, leasing and short-term rental of materials handling systems. Revenues are realized predominantly through its North American Dealer Network although the Company has been expanding internationally with minimal capital investment through distribution and O.E.M. (Original Equipment Manufacturer) supply agreements.

Lease financing and short-term rental operations are conducted through Raymond Leasing Corporation, a wholly-owned subsidiary.
The assets and liabilities pertaining to these operations are classified under the caption Financial Services in the consolidated balance sheets.

The major components of the Company's international operations are Raymond Industrial Equipment, Ltd. a wholly-owned Canadian manufacturing subsidiary and G.N. Johnston Equipment Co. Ltd. (Johnston), the exclusive Canadian distributor that is 45% owned by R.H.E. Ltd, a wholly-owned subsidiary of the Company. Foreign exchange exposure on international operations is limited primarily to the Canadian dollar and is minimized through the purchase of foreign currency exchange contracts.

Within the Company's single line of business, the mix of major products is shown below:

Percentage of Total Revenues        1993      1992      1991
- ------------------------------------------------------------
Narrow aisle applications:
  Lift trucks                        38%       34%       36%
  Automated materials handling
  equipment                          16%       18%       15%
All other lift trucks                22%       21%       22%
Repair and replacement parts         18%       20%       19%
Leasing and rentals                   6%        7%        8%

Net Sales

In 1993, net sales were a record $161.3 million, an increase of approximately $23.5 million or 17.0% from 1992. Net sales in 1992 were $137.8 million, up approximately $8.2 million or 6.3% from 1991. The increase in net sales in 1993 resulted primarily from increased unit sales through the Company's various distribution channels. Sales growth in the traditional Dealer Network was achieved through the continued market acceptance of the Company's new products as well as the ergonomic and technological enhancements to existing products. The Company also continued its sales efforts through D.A.R.T. (the Dealer Alliance for Recruiting and Training), Raymond's program to increase and improve the sales force at the Dealership level. Sales through the Company's National Accounts program were another major reason for this increase. The National Accounts program offers, in cooperation with the Company's Dealer Network, selected large customers single source coordination of their materials handling and service needs. Trucks shipped to Material Handling Associates, Inc. (M.H.A.), our 50% owned joint venture with Mitsubishi Caterpillar Forklift America, Inc., also contributed significantly to the increase in sales. The Company's entry into the European market through its O.E.M. supply agreement with B.T. Industries AB has resulted in additional revenue growth.

The improvement in 1992 net sales also was attributable to increased unit sales due to market acceptance of the Company's new products and increased sales efforts through D.A.R.T. In addition, there was a substantial increase in the sale of repair and replacement parts in 1992 due in part to the Raymond "Z" and motor rebuild programs. The Raymond "Z" program offers new non-Raymond service parts to Dealers and the motor rebuild program is a source for customers to locate factory-warranted alternatives to a new motor.

Rental Revenues

Rental revenues were $1.6 million in 1993 as compared to $1.4 million for both 1992 and 1991. The increase in 1993 reflects rental revenues recognized from a new National Accounts customer.

Lease Finance Revenues

Lease finance revenues decreased by approximately
$0.7 million or 10.4% to $6.7 million in 1993. In 1992, lease finance revenues decreased by $0.4 million or 4.6% to $7.4 million as compared to the $7.8 million recognized in 1991. The decline in revenues reflects the reduced effective interest rate of the lease portfolio. Although the lease portfolio increased $1.9 million in 1993, the majority of the additions occurred in the fourth quarter of the year and did not significantly impact the earned revenue.

The decrease in 1992 resulted from the decline of $2.0 million in the size, as well as the reduced effective interest rate of, the lease portfolio.

Other Income

Other income was $2.5, $2.1 and $1.9 million in 1993, 1992 and 1991, respectively. The primary components of other income during these years were interest income, foreign currency exchange gains, license and royalty fees, facility rental income and parts return charges. The additional other income recognized in 1993 was primarily the result of a new license fee agreement.

Cost of Sales

Cost of sales as a percentage of net sales was 78.2%, 78.3% and 82.5% in 1993, 1992 and 1991, respectively. In 1993, the continued success of the Company's new intellidrive(R) products, improved manufacturing capabilities and cost reductions all helped to improve product margins. These improvements enabled the Company to increase sales through the National Accounts program and MHA and maintain a stable cost of sales percentage. In addition, as a result of the increase in unit sales in 1993, the higher margin replacement parts sales constituted a smaller percentage of total sales. Also, increased expenditures were incurred in 1993 for the disposition of products liability litigation.

The decrease in 1992 resulted primarily from lower manufacturing costs for the Company's new products achieved through research and development efforts and improved manufacturing capabilities. Increased sales volume of higher margin repair and replacement parts also contributed to this improvement.

Cost of Rentals

Cost of rentals, which consist primarily of depreciation and maintenance, were $1.8 million in 1993 and 1992 and $2.2 million in 1991. Costs remained relatively stable in 1993 as did the size of the rental fleet. The 1992 decrease reflected the planned decrease in the size of the rental fleet.

Selling, General and Administrative Expenses

Selling, general and administrative expenses of $26.0, $22.7 and $25.2 million were 15.1%, 15.3% and 17.9% of total revenues in 1993, 1992 and 1991, respectively. The increase in expenses in 1993 resulted primarily from expanded engineering and research and development activities associated with the Company's continued product development and increased sales expenses incurred to support the increased sales volume. The Company's aggressive efforts to contain administrative and other operating costs in order to better focus its resources enabled it to reduce selling, general and administrative costs as a percentage of total revenues. In 1992, a portion of the Company's engineering costs were reimbursed by a joint venture company and other customers.

Interest Expense

Interest expense related to lease financing of $3.0, $3.4 and $3.6 million represented 45.7%, 45.6% and 46.1% of lease finance revenues in 1993, 1992 and 1991, respectively. The decrease in interest expense both in 1993 and 1992 reflects the decline in average borrowings.

Other interest expense incurred by the manufacturing divisions was $1.8, $1.6 and $2.0 million in 1993, 1992 and 1991, respectively. The increase in 1993 reflects the new financing arrangements more fully discussed in Liquidity and Sources of Capital. The decrease in 1992 was attributable both to a decline in the outstanding principal amount of indebtedness and a decline in the interest rates on certain variable rate indebtedness.

Other Expenses

Other expenses were $4.0, $4.3 and $3.5 million or 2.3%, 2.9% and 2.5% of total revenues in 1993, 1992 and 1991, respectively. The primary components of other expenses are cash discounts allowed Dealers for the timely payment of invoices, the provision for bad debts and amortization of loan issuance expenses. The 1993 decrease reflects a reduction in bad debt charges which was partially offset by the increased amortization of loan expenses. The percentage increase in 1992 was due to bad debt charges incurred for certain lease receivables.

Income Tax Expense

The Company utilized the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 96 "Accounting for Income Taxes," for the period 1989 through 1992. In the first quarter of 1993, the Company adopted the new Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which had no material effect on the Company's operating results or financial position and, as permitted under the new rules, prior years' financial statements have not been restated.

Federal, state and foreign income taxes of $3.2 million in 1993 represented a combined effective tax rate of 40.3%. In 1992, the total provision for income taxes of $2.7 million reflected a rate of 41.2% and in 1991, the total benefit for income taxes of $0.9 million was a rate of 32.8%. In 1993 and 1992, taxes on foreign subsidiaries and state income taxes accounted for the majority of the increase in the effective tax rate from the expected U.S. federal statutory rate of 34.0%. The domestic federal tax benefit for 1991 was partially offset by state and foreign income taxes. Note G to the Consolidated Financial Statements shows the detail components of the effective tax rate. For federal income tax purposes, the Company has approximately $2.1 million of alternative minimum tax payments available to offset future domestic regular income taxes payable to the extent such regular taxes exceed alternative minimum taxes payable.

Earnings of Unconsolidated Investees

The Company's primary unconsolidated investee is Johnston. Johnston is the exclusive Canadian distributor for all of the Company's products with sales and service outlets in the principal business regions of the Dominion of Canada. Other unconsolidated investees include several Dealerships located throughout the United States.

Earnings of unconsolidated investees were $0.3, $0.2 and $0.4 million in 1993, 1992 and 1991, respectively. The improved earnings of domestic unconsolidated investees was the reason for the improvement noted in 1993. The decreased earnings in 1992 primarily reflected the initial cost for these dealers to hire and train new salespeople in accordance with the D.A.R.T. program.

The $5.3 million increase in investments in and advances to unconsolidated investees at December 31, 1993 reflects additional investments and financing provided to U.S. Dealerships to enable them to invest in the salespeople and other resources necessary to increase their market share and profitability.

Liquidity and Sources of Capital

The Company's manufacturing working capital was $68.8 million at December 31, 1993 and its ratio of manufacturing current assets to manufacturing current liabilities was 4.4 to 1.0. Financial Services total debt was a conservative 50.3% of the net investment in leases at December 31, 1993. At December 31, 1993 the Company had cash and cash equivalents of $28.6 million and unused lines of credit aggregating $9.1 million.

The Company used $1.5 million to fund operating activities in 1993, a decrease of $10.5 million from the $9.0 million provided by operating activities in 1992. This decrease is primarily attributable to increases in accounts receivable and the investment in leases which reflect the increased sales volume, changes in other elements of manufacturing working capital and the decrease in dividends received from unconsolidated investees. Cash used for investing activities reflects increased capital expenditures incurred to upgrade the manufacturing and distribution facilities, increased investment in unconsolidated investees and proceeds received from the sale of a facility.
Cash provided by financing activities reflects the issuance of long-term debt. In December 1993, the Company issued $57.5 million of 6 1/2% convertible debentures due in 2003. Approximately $27 million of the proceeds was used to repay existing indebtedness, including $21 million incurred earlier in 1993.

Cash flows from operating activities generated $9.0 million in 1992, an increase of $10.9 million from the $1.9 million used to fund operations in 1991. This increase is primarily attributable to the $5.5 million improvement in net income, a decrease in the deferred tax benefit and dividends received from equity investees. The net cash provided from operations in 1992 enabled the Company to reduce total debt by $5.5 million. In December 1992, the Company obtained $17.5 million of long-term debt. Proceeds of the long-term debt were primarily used to reduce short-term borrowings. Cash used for investing activities of $1.1 million in 1992 was comparable to the $1.0 million used in 1991.

Maintaining a sound and flexible financial structure through conservative financial strategies continues to be a high priority for The Raymond Corporation. In the fourth quarter of 1989, the Board of Directors voted to suspend the payment of cash dividends on the Company's common stock. Payment of dividends in the future will depend on a variety of factors including the Company's earnings, cash flow and financial resources.

The Company's overall financial condition remained strong through 1993. As discussed in Note E to the Consolidated Financial Statements, Raymond Leasing Corporation is subject to certain debt agreements that limit cash dividends and loans to the Company. These restrictions are not expected to affect the Company's ability to meet its working capital requirements. Management foresees no changes in circumstances which would result in any material decrease or deficiency in the Company's liquidity or sources of capital.

The Company has no significant commitments for capital expenditures but has plans to expand the manufacturing facility in Brantford and will continue its policy of upgrading its manufacturing equipment as appropriate.

Changing Price Levels

To the extent permitted by competition in general, the Company recovers increased costs by increasing selling prices over time. However, as a result of intense price competition, the Company has not significantly increased its selling prices during the past three years. Cost containment, technological improvements, and improved manufacturing methods continue to be emphasized as a means to improve product margins.

The Company uses the FIFO method of accounting for its inventories. Although management believes that the FIFO method is the method that most appropriately matches revenues and expenses, the costs of products sold reported in the financial statements under this method are historical costs which are subject to inflationary distortion during times of rapidly increasing prices. The charges to operations for depreciation represent the allocation of historical costs incurred over past years and are less than if they were based on the current costs of productive capacity being consumed. Approximately 35% of the Company's properties have been acquired over the past five years. Assets acquired in prior years will, of course, be replaced at higher costs. This will take place over many years. These new assets will result in higher depreciation charges but in many cases, due to technological improvements, there will be operating cost savings as well. The Company considers these matters in determining its pricing policies.

The present tax laws do not allow deductions for adjustments for the impact of inflation. Thus, taxes are levied on the Company at rates which in real terms exceed established statutory rates. In general, during periods of inflation this tax policy results in a tax on shareholders' investment in the Company.

Contingencies

The Company is currently defending approximately 80 products liability and similar lawsuits involving industrial accidents.
The number of outstanding lawsuits has remained relatively constant over the past several years.

The Company views these actions as part of the ordinary course of its business. Management believes that none of these lawsuits will individually have a material adverse effect on the Company. Taken as a whole, the damages claimed would, if awarded and upheld, have a material adverse effect on the Company but actual costs of judgments, settlements and costs of defense have not had such an effect to date. The actual costs of these actions, as well as the related expenses of administration, litigation and insurance, have averaged less than 2% of total revenues over the last three years. The effect of these lawsuits on future results of operations cannot be predicted because any such effect depends on the operating results of future periods and the amount and timing of the resolution of these proceedings. The Company has a policy of aggressively defending products liability lawsuits, which generally take several years to ultimately resolve. A combination of self-insured retention and insurance is used to manage these risks and management believes that the insurance coverage and reserves established for self-insured risks are adequate. The Company's Dealers contribute to the funding of the Company's products liability program and, in turn, the Company indemnifies the Dealers against products liability expense and manages products liability claims.

The Company is also one of thirteen defendants in a private environmental lawsuit pertaining to a potential site remediation. The plaintiffs have alleged that scrap metal purchased from the Company was coated with certain solvents and/or cutting oils. Plaintiffs have the burden of proving the nature and extent of the Company's contribution to the site, as well as the burden of proving what portion of the material delivered to the site was "hazardous" as that term is defined in the environmental statutes. The Company is aggressively defending the claim and does not believe it is likely to have a material adverse effect on the Company.

Other Matters

Effective January 1, 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." This Statement requires the costs of providing such benefits, which consist of health care coverage for certain existing U.S. retirees at March 31, 1993, to be accrued as they are earned. The effect of adopting the new rules increased postretirement benefit cost by $194,000 and decreased 1993 net income by approximately $116,000. Postretirement benefit cost for 1992 and 1991, which was recorded on a cash basis was not restated.

Outlook

Orders received in 1993 were a record $181.6 million, an increase of $43.3 million or 31.3.% from the orders received in 1992. In 1992, orders received were $138.3 million, an increase of $6.9 million or 5.3% from the orders received in the previous year.

At December 31, 1993, the Company's order backlog (unfilled new equipment orders) of $52.3 million was also a record and up $20.4 million or 63.8% when compared with the $31.9 million reported a year ago. The existing backlog and the current order entry rate provide a solid foundation for the upcoming year.

Utilizing existing resources including the remaining proceeds from the issuance of the convertible debentures, the Company intends to focus on continued product development, improvements in the manufacturing processes, enhanced distribution and increased participation in international markets through distribution and O.E.M. supply agreements.

                                     PHOTO









   Apprentice Matt Hunt (right) reviews the procedures for orderpicker inspection with his mentor, Dave Driscoll.



   Responsibility for Financial Statements

   Management has prepared the financial statements and other sections of this Annual Report and is responsible for all information and representations contained therein. The Raymond Corporation and subsidiaries maintain a system of internal accounting control designed to provide reasonable assurance that transactions are executed in accordance with management's authorization and are recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles and that assets are safeguarded.

   It is management's opinion that the system of internal accounting control of The Raymond Corporation and subsidiaries provided reasonable assurance that the above objectives were achieved during the year ended December 31, 1993.

   The Audit Committee of the Board of Directors is composed entirely of directors who are not employees of the Company. The Committee meets periodically to review audit plans, financial reporting and related matters, and has unrestricted access to the independent auditors with or without management in attendance.

   Greene, New York
   February 8, 1994


   William B. Lynn
   Vice President Finance


   Ross K. Colquhoun
   President and Chief Executive Officer

   Report of Ernst & Young Independent Auditors

   To the Board of Directors and Shareholders
   The Raymond Corporation

   We have audited the accompanying consolidated balance sheets of The Raymond Corporation and subsidiaries as of December 31, 1993, 1992, and 1991, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Raymond Corporation and subsidiaries at December 31, 1993, 1992, and 1991, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

   As discussed in Notes A, F, and G to the financial statements, in 1993 the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

   Syracuse, New York
   February 8, 1994

   /s/ Ernst & Young

Consolidated Balance Sheets
The Raymond Corporation and Subsidiaries

                       December 31,            1993         1992         1991
- -----------------------------------------------------------------------------
Assets
Manufacturing Current Assets
Cash and cash
     equivalents (Note A)               $28,642,434   $4,938,579   $2,720,651
  Accounts receivable:
    Trade, net of allowances
   ($658,573 in 1993; $281,374 in
    1992 and $235,859 in 1991)           15,331,213   11,748,106   10,906,135
    Unconsolidated investees             10,783,692    9,123,915    8,330,123
  Inventories (Notes A and B)            25,603,622   26,329,151   22,103,301
  Recoverable income taxes                  131,129      107,705      497,443
  Deferred income taxes*
    (Notes A and G)                       4,019,935    3,027,466    1,283,208
  Prepaid expenses and other
     current assets                       4,812,483    2,941,590    3,542,498
                                       --------------------------------------
  Total Manufacturing Current Assets     89,324,508   58,216,512   49,383,359

  Investments in and advances
    to unconsolidated investees,
    at equity
    (Notes A and C)                      14,211,982    8,866,718   11,408,159

  Property, plant and equipment,
     at cost (Notes A and I)             43,598,993   46,253,898   46,329,231
    Less accumulated depreciation        28,229,772   28,134,794   26,459,865
                                       --------------------------------------
  Net property, plant and equipment      15,369,221   18,119,104   19,869,366

  Notes receivable _ officers               150,252      350,252      350,252
  Other assets                            5,352,082    3,668,608    4,073,557
                                       --------------------------------------

  Total Manufacturing Assets            124,408,045   89,221,194   85,084,693
                                       --------------------------------------

Financial Services
  Cash and cash equivalents (Note A)         12,054       27,166       24,283
  Investment in leases; net of
   unearned lease income; net of
    allowances for doubtful contracts
   ($1,069,167 in 1993;
    $958,053 in 1992 and
    $956,601 in 1991) (Note D)           63,820,909   61,917,637   63,928,932

  Property, plant and equipment,
    at cost (Notes A and I)                 196,832      184,688      179,204
    Less accumulated depreciation           147,770      132,988      118,744
                                       --------------------------------------
  Net property, plant and equipment          49,062       51,700       60,460

  Rental equipment, at cost (Note A)      4,785,307    5,047,196    6,303,227
    Less accumulated depreciation         2,547,980    2,720,718    3,021,008
                                       --------------------------------------
  Net rental equipment                    2,237,327    2,326,478    3,282,219

  Other assets                              221,305      299,490       62,086
                                       --------------------------------------
  Total Financial Services Assets        66,340,657   64,622,471   67,357,980
                                       --------------------------------------

Total Assets                           $190,748,702 $153,843,665 $152,442,673
                                       ======================================

*Includes Manufacturing and Financial Services

The accompanying notes are a part of the financial statements.

                            December 31,         1993         1992         1991
- -------------------------------------------------------------------------------
Liabilities and Shareholders' Equity

Manufacturing Current Liabilities
  Notes payable (Note E)                 $          -  $         - $ 15,152,788
  Current portion of long-term debt (Note E)        _      505,783    4,431,072
  Accounts payable                          8,879,845    9,433,606    6,666,919
  Accrued liabilities (Notes A and J)      11,619,488    8,954,669    7,439,075
                                         --------------------------------------
  Total Manufacturing Current Liabilities  20,499,333   18,894,058   33,689,854

  Long-term debt and capitalized lease
     obligations (Note E)                  57,500,000   19,996,776    2,937,201
  Deferred income taxes* (Notes A and G)    4,236,268    4,376,486    3,121,544
  Deferred compensation                     1,578,123    1,718,711    2,236,554
  Other liabilities                           194,174            _            _
                                         --------------------------------------
  Total Manufacturing Liabilities          84,007,898   44,986,031   41,985,153
                                         --------------------------------------



Financial Services
  Accounts Payable                             57,409       30,856      409,413
  Income taxes* (Note G)                      663,565    1,428,927      182,894
  Accrued liabilities (Notes A and J)         850,617      759,524    1,063,559
  Notes payable _ banks (Note E)            4,687,500    2,000,000            _
  Notes payable _ insurance companies
     (Note E)                              27,429,000   35,191,000   40,703,000
                                         --------------------------------------
  Total Financial Services Liabilities     33,688,091   39,410,307   42,358,866
                                         --------------------------------------



Shareholders' Equity
  Common stock, $1.50 par value:
    authorized 15,000,000 shares;
    (6,048,577 issued in 1993;
    6,018,964 issued in 1992 and
    6,015,728 issued in 1991)               9,072,866    9,028,446    9,023,592
  Capital surplus                           7,699,014    7,721,560    7,710,947
  Retained earnings (Notes E and G)        58,213,804   53,206,991   49,245,985
  Cumulative translation adjustments       (1,620,658)    (432,469)   2,202,403
                                         --------------------------------------
                                           73,365,026   69,524,528   68,182,927

  Less:
    Treasury stock, at cost, (20,186
      shares in 1993; 6,936 shares in
      1992 and 7,692 shares in 1991)          312,313       77,201       84,273
                                         --------------------------------------
  Total Shareholders' Equity               73,052,713   69,447,327   68,098,654
                                         --------------------------------------

  Commitments and contingencies (Notes E, G and L)

Total Liabilities and
     Shareholders' Equity                $190,748,702 $153,843,665 $152,442,673
                                         ======================================
*Includes Manufacturing and Financial Services

The accompanying notes are a part of the financial statements.

Consolidated Statements of Income
The Raymond Corporation and Subsidiaries

Years ended December 31,                    1993          1992          1991
- ----------------------------------------------------------------------------
Revenues (Note A)
  Net sales                         $161,271,284  $137,819,776  $129,623,403
  Rental revenues                      1,553,468     1,405,486     1,408,869
  Lease finance revenues               6,664,795     7,436,764     7,792,070
  Other income                         2,459,738     2,071,326     1,870,488
                                    ----------------------------------------
  Total Revenues                     171,949,285   148,733,352   140,694,830
                                    ----------------------------------------
Costs and Expenses (Note A)
  Cost of sales                      126,133,017   107,956,179   107,001,927
  Cost of rentals                      1,778,263     1,759,712     2,177,586
  Selling, general and
     administrative expenses          26,029,624    22,705,684    25,231,224
  Employees' profit sharing            1,293,111       582,171             _
  Interest expense:
    Lease financing                    3,043,764     3,391,054     3,590,316
    Other                              1,765,391     1,567,336     2,032,219
  Other expenses                       3,959,112     4,298,212     3,493,636
                                    ----------------------------------------
  Total Costs and Expenses           164,002,282   142,260,348   143,526,908
                                    ----------------------------------------
  Income (Loss) before taxes and
     equity in earnings of
    unconsolidated investees           7,947,003     6,473,004    (2,832,078)

  Income tax expense (benefit)
     (Notes A and G)                   3,201,656     2,664,212      (929,908)
                                    ----------------------------------------
  Income (Loss) before equity in
     earnings of unconsolidated
     investees                         4,745,347     3,808,792    (1,902,170)
  Net equity in earnings of
     unconsolidated investees
     (Note A)                            261,466       152,214       376,809
                                    ----------------------------------------
  Net Income (Loss)                   $5,006,813    $3,961,006   $(1,525,361)
                                    ========================================
  Net Income (Loss) Per Share (Note A)      $.83          $.66         $(.25)
                                    ========================================

The accompanying notes are a part of the financial statements.

Consolidated Statements of Shareholders' Equity
The Raymond Corporation and Subsidiaries
Years ended December 31, 1993, 1992 and 1991

                                                                                                         Total
                                       Common    Capital    Retained     Currency    Treasury    Shareholders'
                                        Stock    Surplus    Earnings  Translation       Stock           Equity
- --------------------------------------------------------------------------------------------------------------
Balance December 31, 1990          $9,022,017 $7,702,714 $50,771,346   $2,102,738    $(68,918)     $69,529,897
Net loss                                                  (1,525,361)                               (1,525,361)
Issuance of 1,050 shares under
  stock option plan                     1,575      8,225                                                 9,800
Treasury shares (143) issued                           8                                1,645            1,653
Treasury shares (1,840) acquired                                                      (17,000)         (17,000)
Currency translation adjustments
  (Note A)                                                                 99,665                       99,665

- --------------------------------------------------------------------------------------------------------------
Balance December 31, 1991         9,023,592    7,710,947  49,245,985    2,202,403     (84,273)      68,098,654
Net income                                                 3,961,006                                 3,961,006
Issuance of 3,236 shares under
  stock option plan                   4,854       10,911                                                15,765
Treasury shares (1,039) issued                      (298)                              11,383           11,085
Treasury shares (283) acquired                                                         (4,311)          (4,311)
Currency translation adjustments
  (Note A)                                                             (2,634,872)                  (2,634,872)

- --------------------------------------------------------------------------------------------------------------
Balance December 31, 1992         9,028,446    7,721,560  53,206,991     (432,469)    (77,201)      69,447,327
Net income                                                 5,006,813                                 5,006,813
Issuance of 29,613 shares under
  stock option plan                  44,420      (34,052)                                               10,368
Treasury shares (2,015) issued                    11,506                               22,479           33,985
Treasury shares (15,265) acquired                                                    (257,591)        (257,591)
Currency translation adjustments
  (Note A)                                                             (1,188,189)                  (1,188,189)
- --------------------------------------------------------------------------------------------------------------
Balance December 31, 1993        $9,072,866   $7,699,014 $58,213,804  $(1,620,658)  $(312,313)     $73,052,713
                                 =============================================================================

The accompanying notes are a part of the financial statements.

Consolidated Statements of Cash Flows
The Raymond Corporation and Subsidiaries
Years ended December 31,                    1993           1992          1991
- -----------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income (loss)                   $5,006,813    $3,961,006    $(1,525,361)
  Adjustments to reconcile net
     income to net cash (used for)
     provided by operating activities:
    Depreciation and amortization      4,299,298     4,194,853      4,140,938
    Provision for losses on accounts
     receivable and investment in
       leases                            646,984     1,200,229        858,632
    Earnings of unconsolidated
     investees, net of dividends
     received                            420,742     1,326,444       (376,809)
    Foreign currency
     transaction gains                  (553,990)     (775,131)      (180,528)
    Acquisition of rental equipment   (1,622,984)   (1,034,249)    (1,493,008)
    Gains on dispositions of
      rental equipment                  (431,732)     (365,156)      (651,737)
    Proceeds from rental fleet sales   1,223,770     1,385,003      1,166,766
    Losses (gains) on sale of
      property, plant and equipment       14,220         9,147        (76,892)
    Deferred income taxes             (1,043,452)     (435,373)    (3,100,587)
    Other items, net                  (1,249,311)     (479,839)      (823,850)
    Changes in operating assets
      and liabilities:
      Increase in accounts
        receivable                    (5,577,777)   (2,007,046)    (1,765,421)
      (Increase) decrease in
          investment in leases        (2,259,268)    1,111,066        590,686
      (Increase) decrease in
         inventories and prepaid
          expenses                    (1,923,215)   (4,134,995)        42,453
      Increase in accounts payable
        and accrued expenses           1,505,703     5,050,744      1,316,589
                                      ---------------------------------------

  Net cash (used for) provided
     by operating activities          (1,544,199)    9,006,703     (1,878,129)
                                      ---------------------------------------


Cash Flows from Investing Activities
  Additions to property,
     plant and equipment              (3,256,949)   (1,532,384)    (4,688,505)
  Proceeds received from sales of
     property, plant and equipment     3,179,397        27,548        813,692
  Investment in, and advances to,
     unconsolidated investees         (6,197,830)      380,233      2,849,391
                                      ---------------------------------------

  Net cash used for investing
     activities                       (6,275,382)   (1,124,603)    (1,025,422)
                                      ---------------------------------------
The accompanying notes are a part of the financial statements.

                                            1993           1992           1991
- ------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net additional (repayments)
     borrowings under lines
       of credit                      (2,000,000)   (13,082,727)     1,384,939
  Repayment of long-term debt        (49,580,318)   (10,339,026)   (19,549,500)
  Repayment of capital leases                  -       (618,572)      (322,143)
  Cash dividends paid                          -              -              -
  Capital stock transactions, net       (213,238)        22,539         (5,547)
  Proceeds from long-term debt        83,500,000     18,579,884     20,000,000
                                     -----------------------------------------

  Net cash provided by (used for)
     financing activities             31,706,444     (5,437,902)     1,507,749
                                     -----------------------------------------
  Effect of foreign currency rate
      fluctuations on cash
    and cash equivalents                (198,120)      (223,387)        59,957
                                     -----------------------------------------

  Increase (decrease) in cash and
     cash equivalents                 23,688,743      2,220,811     (1,335,845)

  Cash and cash equivalents at
    January 1,                         4,965,745      2,744,934      4,080,779
                                     -----------------------------------------

  Cash and cash equivalents at
     December 31,                    $28,654,488     $4,965,745     $2,744,934
                                     =========================================

  Cash and cash equivalents is
    comprised of:
    Manufacturing                    $28,642,434     $4,938,579     $2,720,651
    Financial Services                    12,054         27,166         24,283
                                     -----------------------------------------
                                     $28,654,488     $4,965,745     $2,744,934
                                     =========================================


                                            1993           1992           1991
- ------------------------------------------------------------------------------
Supplemental disclosure of cash
     flow information:
  Cash paid during the year for:
    Income taxes, net of refunds      $5,095,707     $1,411,326     $2,334,951
    Interest                           4,604,088      5,013,590      5,742,186

- ------------------------------------------------------------------------------
The accompanying notes are a part of the financial statements.

Notes to Financial Statements
The Raymond Corporation and Subsidiaries

Years Ended December 31, 1993, 1992 and 1991

A. Significant Accounting Policies
(1) Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries after elimination of all significant intercompany accounts and activity. Unconsolidated investees are stated at cost plus equity in unremitted earnings since acquisition. The Company's share of net income of unconsolidated investees is included in consolidated income using the equity method.

The accounts of foreign operations have been translated to U.S. dollars in conformity with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Exchange gains and losses arising from transactions are included in current income. Exchange gains were $554,000, $775,000 and $180,000 in 1993, 1992 and 1991, respectively.

Earnings of consolidated foreign companies were $4,000,000, $3,000,000 and $400,000 in 1993, 1992 and 1991, respectively.

(2) Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. These amounts were $28,183,000, $6,745,000 and $3,431,000 at December 31, 1993, 1992
and 1991, respectively. The carrying amount reported in the balance sheets for cash equivalents approximates its fair value.

(3) Foreign Currency Exchange Agreements: In the normal course of business, R.H.E. Ltd., a wholly-owned Canadian subsidiary, enters into foreign currency exchange contracts to hedge foreign currency transactions for periods consistent with its committed exposures. At December 31, 1993, R.H.E. Ltd. had forward contracts for $7,500,000 which mature in increments ranging from $1,000,000 to $2,000,000 on a monthly basis through June 1994. Gains and losses arising from foreign currency exchange contracts offset the gains or losses on the assets, liabilities and transactions being hedged. There were no significant risks associated with these contracts which had minimal fair value at December 31, 1993.

(4) Inventories: Inventories are stated principally at the lower of cost (FIFO
- - first-in, first-out method) or market.

(5) Property and Depreciation: Rental equipment, property, plant and equipment are stated at cost. Depreciation is provided on the straight line and declining balance methods for financial reporting and accelerated methods for income tax purposes.

(6) Income Taxes: The Company adopted the liability method of accounting for income taxes in its financial statements for the year ended December 31, 1989. The adoption of Statement of Financial Accounting Standards No. 109,

"Accounting for Income Taxes," in the first quarter of 1993 had no material effect on the Company's operating results or financial position.

The Company considers the undistributed earnings of its foreign subsidiaries at December 31, 1993 to be indefinitely reinvested.

(7) Revenue Recognition and Related Costs: Revenues from product sales are recognized based upon deliveries. Lease finance revenues are recognized on fixed rate, long-term leases on a declining basis over the life of the lease (interest method). Revenues on variable rate leases are recognized upon the principal amounts outstanding. Short-term rentals are recognized as revenues over the term of the contract. Related costs consist primarily of depreciation and maintenance.

Net sales include sales to unconsolidated investees of $60,411,000, $57,803,000 and $51,449,000 in 1993, 1992 and 1991, respectively.

(8) Concentration of Credit Risk: The Company's sales are primarily made to its Dealers in North America who subsequently sell the equipment to customers in diversified industries in many geographic areas. It is the Company's policy to have a formal agreement in effect for each Dealer which requires a purchase money security agreement. The Company performs ongoing credit evaluations of its Dealers' financial condition.

The investment in leases primarily represents receivables from customers (end users) of the Company's products. These leases are collateralized by the equipment. Credit evaluations are performed prior to the approval of a lease contract. Subsequently, the financial condition of the customer and the value of the collateral are monitored on an ongoing basis.

Reserves for potential credit losses on accounts and lease receivables are maintained and such losses have been within management's expectations.

(9) Product Warranties: Estimated product warranty costs are accrued at the time of revenue recognition.

(10) Insurance Accruals: For the period February 1, 1986 through July 27, 1987, the Company was totally self-insured for all products liability claims. Prior to February 1, 1986 and subsequent to July 27, 1987, the Company is insured above certain deductible amounts. The Company uses a combination of self-insured retention and insurance for workers' compensation and certain health insurance coverage in the U.S.

(11) Research and Development Costs: Research and development costs are charged to expense as incurred and amounted to $4,251,000 in 1993, $2,557,000 in 1992 and $4,382,000 in 1991.

(12) Postretirement Benefits: Effective January 1, 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." This Statement requires the costs of providing such benefits, which consist of health care coverage for certain existing U.S. retirees at March 31, 1993, to be accrued as they are earned. Previously, these costs were recognized on a cash basis.

(13) Per Share Amounts: Net income (loss) per share of common stock is based on the weighted average number of shares outstanding (1993 - 6,023,473, 1992 - 6,010,667, and 1991 - 6,009,184). Dilution that could result from the assumed conversion of the convertible debentures issued on December 15, 1993 and the exercise of stock options is not material.

(14) Reclassification: Certain amounts in the financial statements and footnotes for 1992 and 1991 have been reclassified to conform to the 1993 presentation.

- ------------------------------------------------------------------------------
B. Inventories
The composition of inventories at December 31 was:
                                            1993           1992           1991
- ------------------------------------------------------------------------------
Materials                             $9,197,663     $8,853,533     $6,788,079
Work in process                       15,617,577     16,112,385     14,120,556
Finished goods                           788,382      1,363,233      1,194,666
                                     -----------------------------------------
                                     $25,603,622    $26,329,151    $22,103,301
                                     =========================================

- ------------------------------------------------------------------------------
C. Unconsolidated Investees at Equity
The following investees are accounted for
   on the equity method:                    1993           1992           1991
- ------------------------------------------------------------------------------
G.N. Johnston Equipment Co. Ltd.
(A Canadian distributor 45% owned by R.H.E. Ltd.):
Investment, at cost, plus
  equity in subsequent
  earnings, net of
  dividends                           $4,596,936     $5,079,872     $6,822,127
Advances                                 679,860              _              _
                                     -----------------------------------------
                                       5,276,796      5,079,872      6,822,127


Other unconsolidated investees (U.S. Dealers) at
various percentages of ownership:
Investments at cost, plus
  equity in subsequent
  earnings                             4,095,186      3,170,020      3,840,214
Advances                               4,840,000        616,826        745,818
                                     -----------------------------------------
                                       8,935,186      3,786,846      4,586,032

Total Investments in and
  Advances to Unconsolidated
  Investees at
                                     -----------------------------------------
  Equity                             $14,211,982     $8,866,718    $11,408,159
                                     =========================================

At December 31, 1993, consolidated retained earnings included $5.7 million of undistributed earnings of the Company's unconsolidated investees.

Fifty-five percent of the common shares of G.N. Johnston Equipment Co. Ltd. (a Canadian company), and various percentages of the other unconsolidated investees are controlled by their management. Upon death or termination of employment, Raymond has agreed to cause the purchase of management's shares based upon a predetermined valuation method. These agreements further provide, under specified conditions, that any of the shares held by Raymond may be purchased by management at a price which will return to Raymond its investment.

The following is summarized financial information for the unconsolidated investees:
(in Thousands)                              1993           1992           1991
- ------------------------------------------------------------------------------
Revenues                                $163,346       $149,430       $156,960
Gross margin                              34,874         32,812         38,567
Net income                                 1,009            143            715
Current assets                            43,698         41,071         41,024
Noncurrent assets                         19,948         19,378         20,493
Current liabilities                       33,527         32,893         28,632
Noncurrent liabilities                    11,185          8,826          9,628


The following presents summarized information of Raymond Leasing Corporation that is contained in the Company's consolidated financial statements to conform with the provisions of Statement of Financial Accounting Stan-dards No. 94, "Consolidation of All Majority Owned Subsidiaries":

(in Thousands)                              1993           1992           1991
- ------------------------------------------------------------------------------
Revenues                                  $9,462        $10,227        $10,368
Gross margin                               3,736          3,944          3,970
Net income                                 1,522          1,417          1,582
Total assets                              66,354         65,467         69,151
Total liabilities                         40,181         40,816         45,917

- ------------------------------------------------------------------------------
D. Net Investment in Leases
The Raymond Leasing Corporation leases Raymond equipment to customers under arrangements covering three to seven years. The net investment in direct financing leases represents the present value of future minimum lease payments and the residual value of the equipment of $15,367,000, $14,906,000 and $15,304,000, at December 31, 1993, 1992 and 1991, respectively. Unearned lease income on fixed rate leases totaled $10,001,000, $10,473,000 and $12,309,000, at December 31, 1993, 1992 and 1991, respectively.

At December 31, 1993 future minimum lease payments to be received are as follows:
Year
- ------------------------------------------------------------------------------
1994                                                               $23,661,945
1995                                                                15,782,029
1996                                                                10,330,450
1997                                                                 6,138,186
1998                                                                 2,310,320
Future                                                                 232,639
                                                                   -----------
Total future minimum lease payments                                 58,455,569
Residual values                                                     15,366,803
                                                                   -----------
                                                                    73,822,372
Less unearned income                                                10,001,463
                                                                   -----------
                                                                   $63,820,909
                                                                   ===========

- -------------------------------------------------------------------------------------
E. Long-Term Debt and Capitalized Lease Obligations

                                                 1993           1992           1991
- --------------------------------------------------------------------------------------
Manufacturing Long-Term Debt
  Senior Debt
  Various notes, repaid in 1993              $         _    $20,502,559    $ 2,399,701
  Various notes, repaid in 1992                        _              _      4,350,000
                                             -----------------------------------------
  Total Senior Debt                                    _     20,502,559      6,749,701
                                             -----------------------------------------
  Subordinated Debt
  6.50% convertible debentures due
    December 15, 2003. Interest is
    payable semi-annually                     57,500,000              _              _
                                             -----------------------------------------
  Total Subordinated Debt                     57,500,000              _              _
                                             -----------------------------------------
Capitalized Lease Obligations
  Various leases, repaid in 1992                       _              _        618,572
                                             -----------------------------------------
  Total Capitalized Lease Obligations                  _              _        618,572
                                             -----------------------------------------
  Total Long-Term Debt and
    Capitalized Lease Obligations             57,500,000     20,502,559      7,368,273
    Less Current Portion                               _        505,783      4,431,072
                                             -----------------------------------------
  Manufacturing Long-Term
    Portion of Debt and
    Capitalized Lease Obligations            $57,500,000    $19,996,776    $ 2,937,201
                                             =========================================
Financial Services Debt
  Senior Debt
  6.35% note, principal is payable
    in quarterly installments of $312,500
    through July 1, 1997. Interest
      is payable quarterly                   $  4,687,500   $          -   $          -
  8.75% note, principal is payable
    in annual installments of $2,857,000
    through March 1, 1997. Interest is
     payable semi-annually                     11,429,000     14,286,000     17,143,000
  8.86% note, principal is payable
     in annual installments of
    $4,000,000 from November 27, 1993
    through November 27, 1997.
    Interest is payable
     semi-annually                            16,000,000     20,000,000     20,000,000
  10.63% note, repaid in 1993                          _        905,000      1,360,000
  9.00% note, repaid in 1992                           _              _        200,000
                                             -----------------------------------------
  Total Senior Debt                           32,116,500     35,191,000     38,703,000
                                             -----------------------------------------
  Subordinated Debt
  12.89% note, repaid in 1992                          _              _      2,000,000
                                             -----------------------------------------
  Total Subordinated Debt                              _              _      2,000,000
                                             -----------------------------------------
Total Financial Services Debt                $32,116,500    $35,191,000    $40,703,000
                                             =========================================

Annual repayments of long-term debt are as follows:
               Manufacturing                     Financial
                        Debt                 Services Debt
- ----------------------------------------------------------
           1994  $         _                   $ 8,107,000
           1995            _                     8,107,000
           1996            _                     8,107,000
           1997            _                     7,795,500
           1998            _                             _
         Future   57,500,000                             _
                 -----------------------------------------
          Total  $57,500,000                   $32,116,500
                 =========================================

The 6.50% convertible subordinated debentures are convertible into shares of common stock at a rate of approximately 53.76 shares for each $1,000 principal amount of debentures. These debentures are redeemable at prices ranging from 103.50% of principal to par depending upon the redemption date. The debentures are convertible at any time prior to maturity and are redeemable any time on or after December 15, 1996, in whole or in part, at the option of the Company.

Terms of certain notes provide, among other things, that Raymond Leasing Corporation, a wholly-owned subsidiary, must maintain a minimum working capital and a specified working capital ratio, and is subject to certain debt agreements that limit cash dividends and loans to the Company. At December 31, 1993, the restricted retained earnings of Raymond Leasing Corporation were approximately $23,100,000.

The Company and its subsidiaries had unused lines of credit totaling $9,089,500 at December 31, 1993. No significant commitment fees are paid for these lines. Interest is based on short-term variable interest rates. Borrowings under short-term lines of credit were $2,000,000 and $15,152,788 in 1992 and 1991, respectively.

The carrying amounts of the Company's long-term debt reported in the balance sheet are not materially different from the fair value of these obligations based on prevailing interest rates at December 31, 1993.

Rent expense under operating leases amounted to approximately $1,726,000, $1,679,000, and $1,555,000 in 1993, 1992 and 1991,
respectively. At December 31, 1993, the Company was obligated for future minimum lease payments under noncancelable operating leases for certain equipment as follows:

          1994                         $   807,995
          1995                             597,606
          1996                             238,291
          1997                             189,887
          1998                                   _
          Thereafter                             _
                                       -----------
                                       $ 1,833,779
                                       ===========

- ------------------------------------------------------------------------------
F. Retirement and Benefit Plans
The Company has noncontributory group trusteed retirement plans covering substantially all of its employees. The benefits are based on years of service and/or compensation. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets at December 31:
(in Thousands)                         1993           1992           1991
- -------------------------------------------------------------------------
Actuarial Present
  Value of Benefit
  Obligation:
Accumulated benefit
  obligation, including
  vested benefits of
  $15,414 in 1993,
  $13,149 in 1992
  and $11,348 in 1991              $(16,811)      $(13,944)      $(12,091)
                                  =======================================
Plan assets at fair value,
  primarily listed stocks
  and bonds held in
  trust                              26,322         23,840         22,844
Projected benefit
  obligation for service
  rendered to date                  (22,931)       (19,197)       (17,467)
                                  ---------------------------------------
Plan assets in excess
  of projected benefit
  obligation                          3,391          4,643          5,377
Unrecognized net
  transition asset                   (2,415)        (2,787)        (3,186)
Unrecognized prior
  service cost                          403            545            586
Unrecognized net loss
  (gain) from past
  experience different
  from that assumed and
  effect of change in
  assumptions                           942           (261)          (451)
                                  ---------------------------------------
Prepaid Pension Cost
  Included in
  Other Assets                       $2,321         $2,140         $2,326
                                  =======================================
Net pension cost for the plans included the following components:
(in Thousands)                         1993           1992           1991
- -------------------------------------------------------------------------
Service cost _ benefits
  earned during the
  period                               $958         $1,045           $781
Interest cost on
  projected benefit
  obligation                          1,449          1,510          1,314
Actual return on
  plan assets                        (2,619)        (1,972)        (3,446)
Net amortization
  and deferral                          397          (135)          1,541
                                  ---------------------------------------
Net periodic
  pension cost                         $185           $448           $190
                                  =======================================

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7% at December 31, 1993, 8% at December 31, 1992 and 8 1/4% at December 31, 1991. The rate of increase in future compensation levels was 5 1/2% in 1993 and 1992 and 7 1/2 in 1991. The weighted average expected long-term rate of return on plan assets was 8 1/2% in 1993, 1992 and 1991.

The actuarial present value of the projected benefit obligation increased approximately $2.6 million at December 31, 1993 primarily as a result of the change in the weighted average discount rate.

The actuarial present value of the projected benefit obligation decreased approximately $1.3 million at December 31, 1992 as a result of the changes in the weighted average discount rate and the rate of future compensation levels.

The Company has profit-sharing plans covering substantially all of its employees and a salary-reduction 401(K) Plan for its U.S. employees. The aggregate expense of these plans, as determined by the Board of Directors, was $1,293,000 in 1993, $582,000 in 1992 and
$0 in 1991.

The Company provides a deferred compensation plan for its executives and directors whereby the individual has the right to defer a portion of his or her current salary. The liability for amounts so deferred has been accrued. The Company has a formal bonus plan for key executives. The plan provides, among other things, that the annual bonus be computed on income after consideration for a return on consolidated shareholders' equity. Charges to operations under this plan were $520,000 in 1993 and $349,000 in 1992. There were no charges to operations during 1991.

In addition to the Company's defined benefit pension plan, the Company sponsors a defined benefit health care plan that provides postretirement medical benefits. The plan is available to certain existing U.S. retirees at March 31, 1993. In addition, U.S. full-time employees who have attained age 55 with at least 15 years continuous service as of March 31, 1993 are eligible to receive medical benefits under the plan subject to a premium limitation of $200 per month. No other current or future employees will be covered by this plan. The plan contains other cost sharing features such as deductibles and coinsurance. The Company's policy is to fund the cost of these medical benefits as claims are submitted.

In 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The effect of adopting the new rules increased 1993 net periodic postretirement benefit cost by $194,000 and decreased 1993 net income by approximately $116,000. Post-retirement benefit cost for 1992 and 1991, which was recorded on a cash basis, has not been restated.

The following table presents the plan's funded status reconciled with amounts recognized in the Company's statement of financial position at December 31:
(in Thousands)                                        1993           1992
- -------------------------------------------------------------------------
Accumulated postretirement
  benefit obligation:
  Retirees                                         $(3,805)       $(3,138)
  Fully eligible active plan
    participants                                    (1,086)          (963)
  Other active plan participants                       (43)           (44)
                                                   ----------------------
                                                    (4,934)        (4,145)
Plan assets at fair value                                _              _
                                                   ----------------------
Accumulated postretirement
  benefit obligation in excess of
  plan assets                                       (4,934)        (4,145)
  Unrecognized net loss                                802              _
  Unrecognized transition
    obligation                                       3,938          4,145
                                                   ----------------------
  Accrued postretirement benefit
    cost                                           $  (194)       $     _
                                                   ======================
Net periodic postretirement benefit cost includes the following components:
(in Thousands)                         1993           1992           1991
- -------------------------------------------------------------------------
Service cost                           $  3
Interest cost                           318
Amortization of transi-
  tion obligation over
  20 years                              207
Net periodic postretire-               ----------------------------------
  ment benefit cost                    $528           $205           $230
                                       ==================================

The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for retirees under age 65 was assumed to be 11% for 1993, declining by 1/2% per year until an ultimate rate of 5-1/2% is reached in 2005 and later years. For retirees age 65 and older, the health care cost trend rate was assumed to be 8-1/4% for 1993, declining by 1/4% each year until an ultimate rate of 5-1/2% is reached in 2005 and later years. At December 31, 1992, the health care cost trend rate was assumed to be 12% for retirees under age 65 and 9% for retirees age 65 and older.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7% and 8% at December 31, 1993 and 1992, respectively. The net effect of decreasing the assumptions for the health care cost trend rate and the weighted average discount rate was to increase the accumulated postretirement benefit obligation by approximately $268,000.

The effect of increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 and 1992 by approximately

$354,000 and $84,000, respectively, although the impact on the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1993 would be minimal.

- ------------------------------------------------------------------------------
G. Income Taxes
The Company adopted the liability method of accounting for income taxes in its financial statements for the year ended December 31, 1989. The adoption of Statement of Financial Accounting Standards No. 109, "Accounting for
Income Taxes," in the first quarter of 1993 had no material effect on the Company's operating results or financial position and, as permitted under the new rules, prior years' financial statements have not been restated.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1993 are as follows:
(in Thousands)                                                       1993
- -------------------------------------------------------------------------
Deferred tax liabilities:
  Lease finance revenues                                           $3,892
  Excess tax over book depreciation                                 1,253
  LIFO inventory accounting change                                    943
  Pension assets                                                      849
  Other                                                               576
                                                                   ------
    Total deferred tax liabilities                                  7,513
                                                                   ======
Deferred tax assets:
  Insurance reserves                                                1,620
  Compensation                                                      1,129
  Inventory                                                           617
  Accounts receivable                                                 595
  Other                                                             1,186
  Alternative minimum tax credit carryforward                       2,150
                                                                   ------
    Total deferred tax assets                                       7,297
                                                                   ------
    Net deferred tax liability                                     $  216
                                                                   ======

Significant temporary differences relating to the net deferred tax liability and expense for 1993, 1992 and 1991 include alternative minimum tax payments, the tax deferral of a change in accounting methods for inventory, depreciation, lease finance revenues, inventory items, compensation accruals, insurance and warranty reserves, and prepaid pension cost.

The components of income (loss) before income taxes consisted of the following:
(in Thousands)                         1993           1992           1991
- -------------------------------------------------------------------------
Domestic                             $2,184         $2,388        $(2,881)
Foreign                               5,763          4,085             49
                                     ------------------------------------
                                     $7,947         $6,473        $(2,832)
                                     ====================================

Federal, foreign and state income tax expense (benefit) consisted of the following:
(in Thousands)                         1993           1992           1991
- -------------------------------------------------------------------------
Currently payable:
  Federal                            $1,727         $1,391           $683
  Foreign                             2,321          1,536            (77)
  State                                 197            172             98
                                     ------------------------------------
                                      4,245          3,099            704
                                     ------------------------------------
Deferred:
  Federal                              (952)          (452)        (1,811)
  Foreign                               (34)            83             99
  State                                 (57)           (66)            78
                                     ------------------------------------
                                     (1,043)          (435)        (1,634)
                                     ------------------------------------
Total income tax
  expense (benefit)                  $3,202         $2,664          $(930)
                                     ====================================

The differences between income tax provisions for 1993, 1992 and 1991 and the amounts computed by applying the U.S. Federal statutory rate (34%) are explained as follows:
(in Thousands)                         1993           1992           1991
- -------------------------------------------------------------------------
Statutory provision
  (benefit)                          $2,702         $2,201          $(963)
State income taxes, net
  of federal tax benefit                 92             70            116
Foreign subsidiaries                    328            230              6
Other _ net                              80            163            (89)
                                     ------------------------------------
Provision (benefit)                  $3,202         $2,664          $(930)
                                     ====================================

For federal income tax purposes, the Company has approximately $2.1 million of alternative minimum tax payments available to offset future domestic regular income taxes payable to the extent such regular taxes exceed alternative minimum taxes payable.

The Raymond Corporation files a consolidated federal tax return with Raymond Leasing Corporation and all other significant domestic subsidiaries.

In 1991, the Internal Revenue Service (IRS) completed an examination of the Company's federal income tax returns for the years 1984 through 1989. The Company and the IRS have reached a settlement on the audit that has been forwarded to the Joint Committee on Taxation for acceptance. The amount of the settlement has been provided for in the financial statements and it did not have a material effect on the financial position or operating results of the Company.

Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $32.0 million at December 31, 1993. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for

U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability. Withholding taxes of approximately $3.2 million would be payable upon remittance of all previously unremitted earnings at December 31, 1993.

- ------------------------------------------------------------------------------
H. Stock Options
The shareholders of the Company have approved stock option plans for officers, directors and key employees. At December 31, 1993, there are 141,760 unoptioned shares available under these plans. The exercise price of options granted is equal to the fair market value of the common stock on the date of grant, except for greater than 5% shareholder officers whose exercise price is 110% of the fair market value on the date of grant, and options expire ten years from the date of the grant.

The status of these plans at December 31 is as follows:
                 Outstanding                               Options
                     Options          Price Range      Exercisable
- ------------------------------------------------------------------
1993                 322,576       $ 8.44 - $ 21.25        245,716
1992                 379,649         8.44 -   21.25        284,735
1991                 322,114         8.44 -   21.25        231,783

Options exercised in these plans are summarized as follows:
                                    Options
                                  Exercised         Price Range
- ------------------------------------------------------------------
1993                                127,237       $ 8.44 - $ 17.46
1992                                 12,653         9.88 -   10.00
1991                                  1,050         9.33

Stock options issued to officers and key employees are subject to stock appreciation rights covering up to one-half the number of optioned shares. Options outstanding subject to stock appreciation rights at December 31 were: 1993 - 273,813, 1992 - 339,246, 1991 - 290,249. The exercise of stock appreciation rights by an optionee is in lieu of exercising the option to purchase and will result in a reduction of an equivalent number of optioned shares.

Stock appreciation rights provide for cash payment equal to the appreciation in value of the shares under option from the date the option was granted.

- ------------------------------------------------------------------------------
I. Property, Plant and Equipment
The composition of property, plant and equipment for manufacturing and financial services at December 31 was:
                                       1993           1992           1991
- ---------------------------------------------------------------------------
Land                            $   317,972    $ 1,069,365    $ 1,072,044
Buildings and
  building
  equipment                      15,494,005     18,511,080     18,452,840
Machinery,
  equipment
  and tools                      21,183,254     20,163,465     19,812,051
Furniture and
  fixtures                        6,800,594      6,694,676      7,171,500
                                -----------------------------------------
                                $43,795,825    $46,438,586    $46,508,435
                                =========================================

Buildings and building equipment include the following amounts for leases which have been capitalized:
                                       1993           1992           1991
- ---------------------------------------------------------------------------
Cost                             $4,627,430     $4,627,430     $4,639,865
Accumulated
  depreciation                   (3,400,023)    (3,217,891)    (3,032,952)
                                -----------------------------------------
Property under
  capitalized
  leases, net                    $1,227,407     $1,409,539     $1,606,913
                                =========================================

- ------------------------------------------------------------------------------
J. Accrued Liabilities
Accrued liabilities for manufacturing and financial services are summarized as follows:
                                       1993           1992           1991
- ------------------------------------------------------------------------------
Insurance                       $ 4,764,346     $4,174,053     $4,057,383
Employee
  compensation                    2,321,835      1,604,902      1,135,201
Service
  agreements                      1,840,472      1,463,451      1,394,311
Interest                            904,066        899,573        991,604
Commissions                         646,311        332,400        590,959
Stock
  appreciation
  rights                            537,953        613,454         25,059
Profit sharing
  contribution                      596,356        211,865          4,722
Other                               858,766        414,495        303,395
                                -----------------------------------------
                                $12,470,105     $9,714,193     $8,502,634
                                =========================================

- ------------------------------------------------------------------------------
K. Business Segment Information
The Company operates predominantly in one business segment, that being the design, manufacture, sale, leasing and short-term rental of materials handling systems. Revenues are realized predominantly through its North American Dealer Network.

For purposes of segment information, operating income is total revenue less applicable operating expenses. In computing results from foreign operations, exchange transaction gains and losses have been added or deducted. Domestic transfers are at cost while foreign transfers are at prices to allow for reasonable profit margins. Identifiable assets include investments in and advances to unconsolidated investees which are discussed in Note C.

A summary of information about the Company's operation within the one business segment follows:
(in Thousands)
- --------------------------------------------------------------------
Product Mix                       1993           1992           1991
- --------------------------------------------------------------------
Total Revenues                $171,949       $148,733       $140,695
Narrow aisle
  applications:
   Lift trucks                     38%            34%            36%
   Automated
    materials handling
    equipment                      16%            18%            15%
All other
  lift trucks                      22%            21%            22%
Repair and replace-
  ment parts                       18%            20%            19%
Leasing and
  rentals                           6%             7%             8%
- --------------------------------------------------------------------
Geographic Areas                  1993           1992           1991
- --------------------------------------------------------------------
United States:
 Unaffiliated
  customers                   $ 98,436       $ 85,508       $ 83,628
 Interarea sales
  and transfers*                15,785         13,959         12,509
                              --------------------------------------
                               114,221         99,467         96,137
Canada:
 Unaffiliated
  customers                      9,685          6,858          8,145
 Interarea sales
  and transfers                 56,457         46,736         39,387
                              --------------------------------------
                                66,142         53,594         47,532
 Eliminations                   (8,414)        (4,328)        (2,974)
                              --------------------------------------
Total
  Revenues                    $171,949       $148,733       $140,695
                              ======================================

                                  1993           1992           1991
- --------------------------------------------------------------------
Operating Income:
United States                 $  3,782       $  3,757       $    216
Canada                           5,930          4,283         (1,016)
                              --------------------------------------
                              $  9,712       $  8,040       $   (800)
                              ======================================
Identifiable Assets:
United States                 $165,740       $132,689       $132,487
Canada                          25,009         21,155         19,956
                              --------------------------------------
                              $190,749       $153,844       $152,443
                              ======================================

 *Includes sales of $9,582, $9,631 and $9,536 in 1993, 1992 and 1991, respectively, to unconsolidated
  Canadian company at arms-length pricing.

- ------------------------------------------------------------------------------
L. Contingencies
The Company is currently defending a number of products liability and similar lawsuits involving industrial accidents. The Company views these actions, and related expenses of administration, litigation and insurance, as part of the ordinary course of its business. The Company has a policy of aggressively defending products liability lawsuits, which generally take several years to ultimately resolve. A combination of self-insured retention and insurance is used to manage these risks and management believes that the insurance coverage and reserves established for self-insured risks are adequate. The effect of these lawsuits on future results of operations cannot be predicted because any such effect depends on the operating results of future periods and the amount and timing of the resolution of these proceedings. The Company's
Dealers contribute to the funding of the Company's products liability program and, in turn, the Company indemnifies the Dealers against products liability expense and manages products liability claims.

The Company is also one of thirteen defendants in a private environmental lawsuit. The plaintiffs have alleged that scrap metal purchased from the Company was coated with certain solvents and/or cutting oils. Plaintiffs have the burden of proving the nature and extent of the Company's contribution to the site, as well as the burden of proving what portion of the material delivered to the site was "hazardous" as that term is defined in the environmental statutes. The Company is aggressively defending the claim and does not believe it is likely to have a material adverse effect on the Company.

- --------------------------------------------------------------------
M. Quarterly Information (Unaudited)
(in Thousands, except per share figures)

1993 Quarters                    First    Second     Third    Fourth
- --------------------------------------------------------------------
  Revenues                     $39,763   $40,648   $42,838   $48,700
  Gross profit                   8,936     8,913     9,388    11,298
  Net income                       647     1,030     1,434     1,895
  Per share amounts:
    Net income                     .11       .17       .24       .31
    Market price range:
                     High        18.50     19.75     20.75     18.25
                     Low         14.00     17.25     15.75     14.75

1992 Quarters                    First    Second     Third    Fourth
- --------------------------------------------------------------------
  Revenues                     $33,480   $37,013   $39,234   $39,006
  Gross profit                   6,961     8,078     8,857     9,659
  Net income                       388       950     1,270     1,353
  Per share amounts:
    Net income                     .06       .16       .21       .23
    Market price range:
                     High        11.50     16.25     14.75     16.75
                     Low          8.50     10.25     12.50     12.50


The Raymond Corporation is traded on the NASDAQ National Market System (ticker symbol RAYM). The common stock market prices indicated in the tables above represent inter-dealer prices as reported by NASDAQ without retail markups, markdowns or commissions and do not necessarily represent actual transactions.

                     Directors' Affiliations and Committees

   Ross K. Colquohown   Director since 1984    Arthur M. Richardson    Director since 1984
   President and Chief Executive Officer       President
   The Raymond Corporation                     Richardson Capital Corporation
                                               Rochester, New York
   Chairman of the Board,
   G.N. Johnston Equipment Co. Ltd.            Finance Committee, Chairman
   Toronto, Ontario, Canada                    Audit Committee, Member
   Chairman of the Board,                      Executive Committee, Member
   Associated Material Handling Industries,    Executive Compensation Committee,
   Inc.                                        Member
   Elmhurst, Illinois                          Human Resource Committee, Member
   Executive Committee, Chairman
   Ex Officio Member of all Committees of
   the Board of Directors except for the       Dr. M. Richard RoseDirector since 1979
    Audit Committee and Executive              Former President
    Compensation Committee                     Rochester Institute of Technology
                                               Rochester, New York

   Christian D. Gibson  Director since 1956    Executive Committee, Member
   Consultant                                  Executive Compensation Committee,
   The Raymond Corporation                     Chairman
                                               Human Resource Committee, Chairman
   Pension Plan Review Committee, Member
   401(K) Plan, Trustee
   Profit Sharing Retirement Plan, Trustee     Daniel F. Senecal  Director since 1988
                                               President and Chief Executive Officer
                                               Werres Corporation
   John E. Mott         Director since 1974    Rockville, Maryland
   Secretary
   Raymond Industrial Equipment, Limited       Pension Plan Review Committee, Member
   Brantford, Ontario, Canada                  401(K) Plan, Trustee
                                               Profit Sharing Retirement Plan,
   Audit Committee, Member                     Trustee
   Pension Plan Review Committee, Member

                                               Robert L. Tarnow   Director since 1982
   Michael R. Porter    Director since 1989    Chairman of the Board
   President                                   Goulds Pumps, Inc.
   Nexus Corporation                           Seneca Falls, New York
   Northglenn, Colorado
                                               Audit Committee, Chairman
   Audit Committee, Member                     Executive Compensation Committee,
   Finance Committee, Member                   Member
   Pension Plan Review Committee, Member       Human Resource Committee, Member

   George G. Raymond, Jr. Director since 1946  Lee J. Wolf        Director since 1973
   Chairman of the Board                       Consultant
   The Raymond Corporation                     The Raymond Corporation

   Executive Committee, Member                 Pension Plan Review Committee,
   Finance Committee, Member                   Chairman
   Human Resource Committee, Member            401(K) Plan, Chairman of Trustees
                                               Profit Sharing Retirement Plan,
                                               Chairman of Trustees
                                               Finance Committee, Member

   Officers, Principal Subsidiaries and
   External Services

   Officers                              Raymond Industrial Equipment, Limited
                                         Brantford, Ontario, Canada
   George G. Raymond, Jr.
   Chairman of the Board                Raymond Leasing Corporation
                                         Greene, New York

   Ross K. Colquhoun                     Raymond Sales Corporation
   President and                         Greene, New York
   Chief Executive Officer
                                         Raymond Transportation Corporation
                                         Greene, New York
   William B. Lynn
   Executive Vice President              R.H.E. Ltd.
                                         Brantford, Ontario, Canada
   Heidi J. Bowne
   Vice President-Human Resources        External Services

                                         Legal Counsel
   James W. Davis                        Nixon, Hargrave, Devans and Doyle
   Vice President-Engineering            Rochester, New York

                                         Independent Auditors
   Jerome R. Dinn                        Ernst & Young
   Vice President-Sales and Quality      Syracuse, New York

   Margaret L. Gallagher                 Transfer Agent and Registrar
   Vice President-Marketing              American Stock Transfer & Trust
                                         Company
   James J. Malvaso                      Brooklyn, New York
   Vice President-Operations
                                         Securities Listings
                                         Common Stock:
   Paul J. Sternberg                     NASDAQ National Market System
   Vice President-General Counsel and    Ticker symbol RAYM
   Secretary
                                         Subordinated convertible debentures:
   Patrick J. McManus                    NASDAQ Small-Cap Market
   Treasurer                             Ticker symbol RAYMG

                                         Design, Production & Composition:
   John F. Everts
   Corporate Controller                  The Raymond Corporation/Marketing
                                           Communications
                                          JD Associates/Sandy Fencher
   William L. O'Mara                      Warne Marketing & Communications
   Assistant Treasurer

                                         Photography
   Cathy J. Hawkes                        B.T. Industries AB
   Assistant Secretary                    L.A. Oliver Photography, Inc./Lou  Oliver

   Principal                              M.J.S. Photography/Michael J. Skrepcinski
   Subsidiaries                           Robin Raymond
   The Raymond Export Corporation         The Raymond Corporation
   St. Thomas, U.S. Virgin Islands
                                         Lithography
                                          Manhardt-Alexander, Inc.

   "RAYMOND," "REACH-FORK," "SWING-REACH," "INTELLIDRIVE,"
   "INTELLIGUIDE," "INTELLIPICK," "SMARTi" and "INTELLISPEED" are trademarks of The Raymond Corporation.

   The Raymond Dealer Network

   Air-Mac Handling                       Brauer Material Handling
   & Storage Techniques, Inc.             Systems, Inc.
   1651 S. 216th Street, Bldg. D          206 Space Park North
   Kent, WA 98032                         Goodlettsville, TN 37072
   206-872-3909                           615-859-2930

   7911 N.E. 33rd Drive                   6331 Baum Drive
   Suite 260                              Knoxville, TN 37919
   Portland, OR 97211                     615-588-3566
   503-249-8290
                                          Carolina Handling, Inc.
   Allied Handling Equipment              3101 Piper Lane
   Company, Ltd.                          Airport Industrial Park
   2335 W. Altorfer Drive                 Charlotte, NC 28208
   Peoria, IL 61615-1809                  704-357-6273
   309-691-7620
                                          2304 River Road
   1509 S.E. Cortina Drive                Piedmont, SC 29673
   Ankeny, IA 50021-3903                  803-269-6360
   515-964-0162
                                          2717 W. Highway 97
   Andersen & Associates, Inc.            Wendell, NC 27591
   24333 Indoplex Circle                  919-365-9077
   Farmington, MI 48335-2552
   810-476-6500                           1215 Bonito Lane
                                          Wilmington Beach, NC 28428
   3146 Broadmoor, S.E.                   910-458-5707
   Grand Rapids, MI 49512
   616-949-1452                           4844-C Tower Road
                                          Greensboro, NC 27410
   4732 Northwest 165th Street            910-547-0662
   Hialeah, FL 33014-6423
   305-625-0250                           2351 Lithonia Industrial Blvd.
                                          Lithonia, GA 30058
   Arbor Handling Services, Inc.          404-484-2070
   2380 Maryland Road
   Willow Grove, PA 19090                 6022 Woodvale Court
   215-657-2700                           Helena, AL 35080
                                          205-664-8818
   Associated Material Handling
   Industries, Inc.                       Distribuciones Molina S.A. de C.V.
   343 Carol Lane                         Flamenco 1115
   Elmurst, IL 60126                      Guadalajara, Jalisco, Mexico 44910
   708-832-7200                           011-52-3-610-2002

   8820 Corporation Drive                 Garmac, Inc.
   Indianapolis, IN 46256                 "A" Street Corner "B" Street
   317-576-0300                           Las Palmas Industrial Park
                                          Catano, Puerto Rico 00962
   4812 Investment Drive                  809-788-3400
   Ft. Wayne, IN 46808
   219-482-9556

   G.N. Johnston Equipment Co. Ltd.       180 Edinburgh Drive
   1400 Courtney Park Drive               Moncton, New Brunswick E1E 2K7
   Mississauga, Ontario LST 1H1           Canada
   Canada                                 506-857-8766
   416-675-6460
                                          61 Raddall Avenue
   No. 105 581 Chester Rd.                Dartmouth, Nova Scotia B3B 1T4
   Delta, British Columbia V3M 6G7        Canada
   Canada                                 902-468-1457
   604-524-0361
                                          Goldbell Engineering PTE Ltd.
   7008J 5th Street S.E.                  14 Benoi Road
   Calgary, Alberta T2H 2G3               Singapore 2262
   Canada                                 011-65-861-0007
   403-258-1221
                                          Handling Systems, Inc.
   17424 105th Avenue                     5415 South 39th Street
   Edmonton, Alberta T5S 1G4              Phoenix, AZ 85040
   Canada                                 602-437-8071
   403-483-7051
                                          740 E. Ajo Way
   #1 - 826 56th Street East              Tucson, AZ 85713
   Saskatoon, Saskatchewan S7K 5Y8        602-624-1895
   Canada
   306-933-3399                           Heubel Material Handling, Inc.
                                          6311 N.E. Equitable Rd.
   655 Henderson Drive                    Kansas City, MO 64120
   Regina, Saskatchewan S4N 6A8           816-231-7780
   Canada
   306-721-2300                           2635 Metro Blvd.
                                          St. Louis, MO 63043
                                          314-739-5002
   85 Keith Road
   Winnipeg, Manitoba R3H OH7             2324 S. 156th Circle
   Canada                                 Omaha, NE 68130
   204-633-4364                           402-330-9040

   1179 Newmarket Street                  4100 Will Rogers Parkway
   Ottawa, Ontario K1B 3V1                Suite 200
   Canada                                 Oklahoma City, OK 73108
   613-745-0744                           405-949-9001

   181 Whitehall Drive                    Hillis Equipment Company, Inc.
   Markham, Ontario L3R 9T1               23920 Mercantile Road
   Canada                                 Beachwood, OH 44122-5987
   905-470-7170                           216-464-8520

   5000 Levy Street                       Hooper Handling, Inc.
   Ville St. Laurent, Quebec H4R 9Z7      5590 Camp Road
   Canada                                 Hamburg, NY 14075
   514-956-0020                           716-649-5590

   3200 Watt Street                       1320 Buffalo Road
   Suite 105                              Suite 115
   Ste. Foy, Quebec GIX 4P8               Rochester, NY 14624
   Canada                                 716-328-0171
   418-650-1620
                                          2820 W. 23rd Street
                                          Suite #14
                                          Erie, PA 16506
                                          814-838-0343

   LIFTO Industrial LTDA                     N.J. Malin & Associates, Inc.
   Av. Victor Andrew, 585                    15870 Midway Road
   18086-390 Sorocaba SP.                    Addison, TX 75244
   Brazil                                    214-458-2680
   011-55-152-25-1999
                                             6630 Roxburgh Drive
   Minnesota Supply Company, Inc.            Suite 150
   6470 Flying Cloud Drive                   Houston, TX 77041
   Eden Prairie, MN 55344-3372               713-896-4183
   612-941-9390
                                             3000 Woodway Park
   1707 Westgate Road                        113301H-10 West
   Eau Claire, WI 54703                      Suite 3043
   715-835-1800                              San Antonio, TX 78249
                                             210-690-1574
   Montacargas AC S.A. de C.V.
   EJE 126 S/N                               4757 River Rd.
   Zona Industrial Del Potosi                Jefferson, LA 70121
   San Luis Potosi, S.L.P.                   504-733-8445
   Mexico C.P. 78090
   011-52-4-824-0290                         4120 Rio Bravo
                                             Suite 101
   Montacargas Aditamentos Y                 El Paso, TX 79902
   Refacciones S.A. de C.V.                  915-534-7735
   Av. Caylan No. 5
   Col. La Joya Iztacala                     Oleg B. Malikov
   Tlalnepantla, Edo de Mexico C.F. 54160    Foreign Trade Representative
   011-52-5-388-1515                          215, Korpus 1, 27, Prospect
                                             Aviaconstructorov
   Montacargas Aditamentos Y                 Saint Petersburg, 197373
   Refacciones Norte S.A. de C.V.            Russia
   Calle Union #219                          011-7-812-168-80-94
   Col. Chapultepec
   Nuevo Leon, Mexico 66450                  Pacific Machinery, Inc.
   011-52-8-352-7749                         Division of Theo. H. Davies & Co. Ltd.
                                             94-025 Farrington Highway
   Nichiyu 'NYK' Australia Pty. Limited      Waipahu, HI 96797-2299
   Q.B.M. Pty. Ltd.                          808-677-9111
   22-24 Elliot Road
   P.O. Box 461                              456 Kalanianaole Avenue
   Dandenong, Victoria                       Hilo, HI 96720-4704
   Australia                                 808-961-3437
   3175
   011-61-3-794-6555                         470 S. Hana Highway
                                             Kahului, Maui, HI 96732-2316
   29-31 Lysaght Street                      808-877-6538
   Acacia Ridge, QLD., 4110
   Australia                                 3651 Lala Road
                                             Lihue, Kauai, HI 96766
   P.O. Box 6089                             808-245-4057
   48 Newton Road
   Wetherill Park, NSW, 2164                 196 E. Harmon Industrial Park Road
   Australia                                 Harmon, Guam 96911-4407
                                             011-671-646-1055
   9 Cord Street
   Dudley Park, S.A.                         Pengate Handling Systems, Inc.
   Australia 5008                            6A Interchange Place
                                             York, PA 17402
                                             717-764-3050

   Mahaffey Equipment Company Division     6202 North U.S. 301/441
   650 Alpha Drive                         Ocala, FL 34475
   R.I.D.C. Industrial Park                904-732-4600
   Pittsburgh, PA 15238-2891
   412-782-5500
                                           4760 Capital Circle, N.W.
   Pengate Handling Systems                Tallahassee, FL 32303-7217
   of New York, Inc.                       904-562-2121
   Royce w. Day Company Division
   Grove Street                            1401 U.S. Highway 301 North
   Voorheesville, NY 12186-9713            Tampa, FL 33619-2625
   518-765-3331                            813-620-1337

   Raymond Handling Services Division      803 Taft-Vineland Road
   6650 Kirkville Road                     Orlando, FL 32824-2067
   East Syracuse, NY 13057                 407-857-1973
   315-437-7101
                                           Robert Abel & Co., Inc.
   Raymond Handling Concepts               195 Merrimac St.
   Corporation                             Woburn, MA 01888
   38507 Cherry Street, Suite A            617-935-7860
   Newark, CA 94560
   510-745-7500                            Shaw Material Handling
                                           Systems, Inc.
   1418-W N. Market Blvd., Suite 100A      3025 Kate Bond Blvd.
   Sacramento, CA 95834                    Bartlett, TN 38134
   916-928-1400                            901-386-1081

   4974 North Fresno Street                2201 Brookwood Drive, Suite 108
   Suite 566                               Little Rock, AR 72202
   Fresno, CA 93726                        501-663-5108
   209-264-7500
                                           814 South Bloomington
                                           Lowell, AR 72745
   5025 McCarron Blvd., Suite 181          501-770-2156
   Reno, NV 89502
   702-323-4432                            Stoffel Equipment Company, Inc.
                                           7764 North 81st Street
   4555 N. Pershing Avenue                 Milwaukee, WI 53223
   Suite 33-111                            414-354-7500
   Stockton, CA 95207
   209-474-7500                            Storage Concepts, Inc.
                                           4350 Indeco Court
   Raymond Handling                        Cincinnati, OH 45241
   Technologies, Inc.                      513-891-7290
   426 Northfield Avenue
   Edison, NJ 08837                         5270 Krieger Court
   908-417-1100                             Columbus, OH 43228
                                            614-878-9271
   35 Tec Street
   Hicksvills, NY 11801                     1804 Production Drive
   800-722-8901                             Louisville, KY 40299
                                            502-491-2237
   Ring Lift
   Division of Ring Power Corporation
   8060 Phillips Highway
   Jacksonville, FL 32256
   904-448-5438

   Welch Equipment Company, Inc.
   6090 East 39th Avenue
   Denver, CO 80207
   303-393-8181

   634 Elkton Drive
   Colorado Springs, CO 80907
   719-599-4497

   4501 Bogan Avenue, N.E.
   Building A, Suite 3
   Albuquerque, NM 87109
   505-881-9612

   Werres Corporation
   12022 Parklawn Drive
   Washington-Rockville Industrial Park
   Rockville, MD 20852
   301-770-4000

   7449 Whitepine Road
   Richmond, VA 23237
   804-275-6500

   4225 Colonial Avenue, Suite D
   Roanoke, VA 24018
   703-989-5090

   Womack Material Handling
   Systems, Inc.
   71 North Plains Industrial Rd.
   Wallingford, CT 06492-2332
   203-265-2887

   W.T. Billard, Inc.
   10261 Matern Place
   Santa Fe Springs, CA 90670-3708
   310-944-8067

   12255 Kirkham Road
   Poway, CA 92064
   619-679-1800

   121 Industrial Parkway
   Suite 108
   Henderson, NV 89015
   800-669-5438

   605 S. Milliken Ave.
   Suite E
   Ontario, CA 91761
   909-988-5400